Filed Pursuant to Rule 424(b)(2)
Registration No. 333-137598

Prospectus Supplement

(to Prospectus dated September 26, 2006)

5,000,000 Shares

Nordic American Tanker Shipping Limited

Common Shares

We are offering for sale 5,000,000 of our common shares.

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.” On October 5, 2006, the closing price of our common shares on the New York Stock Exchange was $32.58 per share.

See “ Risk Factors” beginning on page S-7 to read about the risks you should consider before purchasing our common shares.

	Per Share	Total
Public Offering Price	$32.00	$160,000,000
Underwriting Discount	$ 1.76	$8,800,000
Proceeds	$30.24	$151,200,000

We have granted the underwriters a 30-day option to purchase up to 750,000 additional shares to cover any over-allotments.

Delivery of the shares will be made on or about October 11, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.	Morgan Stanley

DnB NOR Markets, Inc.	Dahlman Rose	Scotia Capital

The date of this prospectus supplement is October 5, 2006

Nordic Fighter

Nordic Freedom

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies and currencies,

•	general market conditions, including fluctuations in charter rates and vessel values,

•	changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage,

S-i

•	changes in our operating expenses, including bunker prices,

•	drydocking and insurance costs,

•	the market for our vessels,

•	availability of financing and refinancing,

•	changes in governmental rules and regulations or actions taken by regulatory authorities,

•	potential liability from pending or future litigation,

•	general domestic and international political conditions,

•	potential disruption of shipping routes due to accidents or political events,

•	vessel breakdowns and instances of off-hire,

•	failure on the part of a seller to complete a sale to us,

and other important factors described from time to time in the reports we file with the United States Securities and Exchange Commission.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange (“NYSE”) is deemed to be an appointed stock exchange under Bermuda law.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in other parts of this prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, including the section entitled “Risk Factors” and the more detailed information incorporated by reference in this prospectus.

In this prospectus supplement, “we,” “us,” “our” and “the Company” all refer to Nordic American Tanker Shipping Limited. Some of the shipping terms used in this prospectus are defined in “Glossary of Shipping Terms” on page S-48. Unless otherwise indicated, references to “our vessels” and “our fleet” include the nine vessels we currently own and the three additional vessels that we expect to take delivery of no later than November 2006. Terms used in this prospectus supplement will have the meanings described in the base prospectus, unless otherwise specified. Unless otherwise indicated, all information presented in this prospectus supplement assumes that the underwriters’ option to purchase up to 750,000 additional shares to cover over-allotments is not exercised.

Our Company

We are an international tanker company that owns nine modern double-hull Suezmax tankers averaging approximately 150,000 dwt each. In July 2006, we agreed to acquire three additional modern double-hull Suezmax tankers from an unrelated third party for an aggregate purchase price of approximately $245.9 million. We are also pursuing the acquisition of additional vessels to further expand the Company.

We were formed in June 1995 for the purpose of acquiring and chartering three Suezmax tankers that were built in 1997. These three vessels were bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. We have continued our relationship with BP Shipping by time chartering to it two of our original vessels at spot market related rates for three-year terms. We have bareboat chartered the third of our original three vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. through November 2009, at a fixed rate of charterhire, subject to two one-year extensions at Gulf Navigation’s option. We acquired our fourth vessel in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005 and our ninth vessel in April 2006. We are currently operating eight of our vessels in the spot market or on spot market related time charters while the ninth vessel is on a long-term fixed rate charter.

We expect to take delivery of three additional vessels no later than November 2006. We plan to deploy these vessels in the spot market or on spot market related time charters in the near term. We believe that the acquisition of these three vessels, which increases our fleet to 12 Suezmax tankers, together with the acquisition of additional vessels financed with a portion of the net proceeds of this offering and borrowings under our Credit Facility (defined below) will enable us to pay a higher dividend per share than we otherwise would have been able to pay with a nine-vessel fleet.

Our Business Strategy

Our business strategy is to manage and expand our fleet in order to enable us to continue to pay attractive dividends to our shareholders. Key elements of our business strategy include:

•	Continuing to grow our operations and expand our fleet in a manner that is accretive to earnings and dividends per share.

•	Maintaining a strong balance sheet with low leverage. We have a five-year $500 million revolving credit facility, or the Credit Facility, to provide flexibility to pursue our acquisition strategy. As of August 31, 2006, we have approximately $115.0 million outstanding under our Credit Facility.

•	Minimizing our operating and maintenance costs by operating a modern and well-maintained fleet of double-hull tankers.

•	Taking advantage of potentially higher market rates through voyage charters and time charters with spot market related rates although we may consider charters at fixed rates depending on market conditions.

Our Dividend Policy

Our policy is to declare quarterly dividends to shareholders, substantially equal to our net operating cash flow during the previous quarter after reserves as the Board of Directors may from time to time determine are required, taking into account contingent liabilities, the terms of our Credit Facility, our other cash needs and the requirements of Bermuda law. However, if we declare a dividend in respect of a quarter in which an equity issuance has taken place, we calculate the dividend per share as our net operating cash flow for the quarter (after taking into account the factors described above) divided by the weighted average number of shares over that quarter. Net operating cash flow represents net income plus depreciation and certain non-cash administrative charges. The dividend paid is the calculated dividend per share multiplied by the number of shares outstanding at the end of the quarter.

We paid to shareholders aggregate dividends of $3.57 per share in respect of the four quarters of 2003, aggregate dividends of $5.31 per share in respect of the four quarters of 2004 and aggregate dividends of $4.47 per share in respect of the four quarters of 2005. We paid to shareholders aggregate dividends of $2.65 per share in respect of the first two quarters of 2006, including a dividend of $1.07 per share in respect of the second quarter of 2006 which was paid on August 31, 2006 to shareholders of record as of August 16, 2006.

Since we became an operating company in October 2004, we have successfully grown our fleet from three vessels to 12 vessels, including the three vessels that we have agreed to acquire and expect to take delivery of by November 2006. In our view, our growth strategy has enabled us to pay a higher dividend per share than we would have been able to pay had we continued to operate a three vessel fleet.

We believe that we have been able to pay a higher dividend per share in respect of the first half of 2006 as compared to the first half of 2005 because we have effectively managed our growth. We paid an aggregate dividend of $2.65 per share in respect of the first half of 2006 when the average spot market rate, according to Imarex, was $40,507 per day. This compares to an aggregate dividend of $1.99 per share in respect of the first half of 2005, when the Imarex average spot market was $39,754 per day.

In that period, we grew from, at June 30, 2005:

•	a fleet of six vessels, five of which were operated in the spot market or on spot market related charters (including the Nordic Freedom and the Nordic Fighter, which we took delivery of in March 2005),

•	no indebtedness, and

•	16,644,496 outstanding shares,

To, at June 30, 2006:

•	a fleet of nine vessels, eight of which were operated in the spot market or on spot market related charters (including the Nordic Jupiter, which we took delivery of in April 2006),

•	$93.0 million in indebtedness, and

•	21,046,400 outstanding shares.

We believe that the application of a portion of the net proceeds from this offering to repay our outstanding debt, the acquisition of the three additional Suezmax tankers which we have agreed to acquire, the acquisition of additional vessels financed by the proceeds of this offering and with drawings under our Credit Facility, and revenues from those vessels, will enable us to pay a higher dividend per share than we would have been able to pay otherwise.

Our Credit Facility

In September 2005, we entered into a $300 million revolving credit facility, which we refer to as the Credit Facility. The Credit Facility became effective as of October 2005 and replaced our previous credit facility from October 2004. The Credit Facility will mature in September 2010. The Credit Facility provides funding for future vessel acquisitions and general corporate purposes. The Credit Facility cannot be reduced by the lender and there is no principal repayment obligation during the five year term. Amounts borrowed under the Credit Facility bear interest at a rate equal to LIBOR plus a margin between 0.7% and 1.2% (depending on the loan to vessel value ratio). We must pay a commitment fee of 30% of the applicable margin on any undrawn amounts.

In October 2005, we refinanced the borrowings under our previous credit facility by drawing on our Credit Facility.

Together with our borrowings to support vessel acquisitions, we currently have $115.0 million outstanding on our Credit Facility, including $22.0 million that we borrowed under the Credit Facility to fund a portion of the deposits related to the three vessels which we have agreed to acquire.

In September 2006, we increased our Credit Facility to $500 million. The other material terms of the Credit Facility were not amended.

We expect to use a portion of the net proceeds of this offering and drawings under the Credit Facility to fund the balance of the purchase price for the three vessels which we have agreed to acquire and to fund future vessel acquisitions. We may also draw up to $50 million under the Credit Facility for working capital purposes.

Borrowings under the Credit Facility are secured by mortgages over our vessels and assignment of earnings and insurance. We will be able to pay dividends in accordance with our dividend policy as long as we are not in default under the Credit Facility. We refer to the discussion contained in the section entitled “Our Business—Our Credit Facility.”

Recent Developments

Our net income was $14.2 million for the second quarter of 2006, as compared to net income of $9.4 million for the second quarter of 2005. Our earnings per share were $0.68 for the second quarter of 2006 calculated on the basis of 21,046,400 shares outstanding, as compared to earnings per share of $0.57 for the second quarter of 2005, calculated on the basis of 16,644,496 shares outstanding. We declared a dividend of $1.07 per share in respect of the second quarter of 2006 as compared to a dividend of $0.84 per share in respect of the second quarter of 2005.

None of our vessels were in drydock during the second quarter of 2006 or the third quarter of 2006 through the date of this prospectus supplement and there are no vessels scheduled for drydocking during the remainder of the third quarter of 2006.

The table below shows the number of vessel revenue days over the last seven quarters for all of our vessels, reflecting the growth of the Company.

Period	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06
Revenue days	314	371	549	576	697	720	808

The average rates on a quarterly basis achieved by our vessels on spot market or spot market related charters in 2005 ranged from approximately $26,800 to $59,900 per day and the average rates on a quarterly basis achieved by our vessels on spot market or spot market related charters in the first half of 2006 ranged from approximately $39,050 to $53,014 per day. Based upon our current chartering policies, our results of operations are largely dependent upon the level of spot market rates. Since most of our revenue is derived from spot charters or spot market related time charters, we believe that the index of average spot rates published by the International Maritime Exchange ASA, or Imarex, a freight derivatives market and a provider of shipping industry data, provides a reliable indicator of levels of spot market rates for Suezmax tankers generally and for our fleet. The Imarex rates below are based on a West Africa—Philadelphia route for single and double-hull Suezmax tankers with a maximum age of 20 years. According to Imarex, the average spot rate for the second quarter of 2006 was $35,659 per day and have fluctuated between approximately $28,537 and $60,534 since July 1, 2006. Spot market rates are volatile and could rise, fall or remain at present levels. In addition, the actual rates that we achieve are likely to differ from those published by Imarex. Investors should use the Imarex index solely as an indicator of spot rate levels.

In July 2006, we entered into agreements to acquire three additional modern double-hull Suezmax tankers from an unrelated party for an aggregate purchase price of approximately $245.9 million. We drew down $22.0 million under our Credit Facility to fund a portion of the aggregate down payment for the vessels in the amount of $24.6 million. The balance was funded from working capital. We expect to take delivery of these vessels, which will increase our fleet to 12 vessels, no later than November 2006. We expect to repay the amounts outstanding under the Credit Facility with a portion of the net proceeds of this offering. We then expect to use the balance of the net proceeds of this offering, together with borrowings under our Credit Facility, to fund the balance of the purchase price of these three vessels and to fund future vessel acquisitions.

We expect that our dividend per share in respect of the third quarter of 2006 will be in the range of $1.28 to $1.31 per share and our earnings per share for the third quarter of 2006 will be in the range of $0.92 to $0.95 per share. These estimates are based on current charters for the Company’s vessels and present levels of operating costs and assumes the following:

•	Our charterers will pay charter hire to us when due;

•	None of our vessels will suffer a total or constructive loss or experience any reduced hire or off-hire time;

•	We will not have any unanticipated expenses, liabilities or charges; and

•	We will remain in compliance with the terms of our Credit Facility.

The estimated dividend per share in respect of the third quarter of 2006 is calculated based on our having a weighted average of 21,046,400 shares outstanding during the third quarter of 2006, which excludes the shares offered by this prospectus. The holders of shares issued in this offering are expected to receive the same dividend per share. As a result, aggregate dividends paid in respect of the third quarter of 2006 will exceed net operating cash flow for the third quarter of 2006.

Incident Involving the Nordic Jupiter

On September 25, 2006, the Nordic Jupiter was involved in a minor incident with another vessel at a port in Brazil. The vessel sustained minor hull damage involving one of its ballast tanks, but did not experience any pollution or personal injuries. The vessel is currently in drydock at a shipyard in Brazil. The vessel experienced five off-hire days in the third quarter of 2006, and we estimate that the vessel will experience approximately 14 off-hire days during the fourth quarter of 2006 while undergoing repairs. Based on this estimate, we anticipate that our fourth quarter revenue days will be reduced by approximately two percent. In addition, we believe that any liability arising from this incident should be covered by our hull and machinery insurance, which has a deductible of $350,000 per incident for repair work and $25,000 per incident for tort claims related to the incident.

Our Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our principal offices at LOM Building, 27 Reid Street, Hamilton HM 11 Bermuda. Our telephone number is (441) 292-7202. Our website address is www.nat.bm. The information on our website is not a part of this prospectus.

The Offering

Common shares offered by this prospectus supplement	5,000,000

Common shares to be outstanding immediately after this offering	26,148,782

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $150.5 million, or approximately $173.1 million if the underwriters exercise their option to purchase additional shares in full. We plan to use a portion of the net proceeds from this offering to repay borrowings under our Credit Facility. We then expect to use the balance of the net proceeds of this offering, together with borrowings under our Credit Facility, to pay the balance of the purchase price of the three additional vessels which we have agreed to acquire and that we expect to be delivered to us no later than November 2006 and to fund future vessel acquisitions. We may use any remaining balance of the net proceeds for general corporate purposes, including repaying future indebtedness. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

The number of shares to be outstanding after this offering is based on 21,046,400 shares issued and outstanding as of September 25, 2006 and includes an additional 102,382 restricted common shares to be issued under the Management Agreement to Scandic American Shipping Ltd., or the Manager, following the closing of this offering, but excludes:

•	400,000 common shares that are reserved for issuance upon exercise of options, as restricted share grants or otherwise, under our 2004 Stock Incentive Plan,

•	1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan, and

•	the underwriters’ option to cover over-allotments. See “Underwriting.”

SUMMARY FINANCIAL INFORMATION

The table below sets forth summary financial information for the periods indicated. The information as of and for the three years ended December 31, 2005, 2004, and 2003 has been derived from our audited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. Information as of and for the six months ended June 30, 2006 and 2005 has been derived from our unaudited interim financial statements. Interim results are not necessarily indicative of full year results. Our interim and full year financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

You should read the information in this table together with our audited financial statements and related notes and the information included under “Item 5—Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2005, and in our Report as Form 6-K, filed on September 25, 2006, for the six months ended June 30, 2006.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
(All amounts reported in USD)
Selected Statement of Operations Data:
Voyage Revenue	$37,370,756	$67,451,598	$117,110,178	$46,525,043	$85,779,458
Voyage Expense	(184,781)	(4,925,353)	(30,980,916)	(12,371,783)	(21,247,390)
Vessel operating expenses	—	(1,976,766)	(11,220,770)	(4,498,065)	(9,291,419)
Administrative expenses (1)	(468,087)	(10,851,688)	(8,492,164)	(5,773,531)	(6,013,751)
Depreciation	(6,831,040)	(6,918,164)	(17,529,000)	(6,890,149)	(13,540,788)

Net operating income	29,886,848	42,779,627	48,887,328	16,991,515	35,686,110

Interest income	26,462	143,230	850,803	556,602	522,130
Interest expense	(1,797,981)	(1,971,304)	(3,453,963)	(655,471)	(2,806,512)
Other financial income (charges)	(15,040)	(135,621)	33,574	3,942	(75,338)

Net financial items	(1,786,559)	(1,963,695)	(2,569,586)	(94,927)	(2,359,720)

Net profit	$28,100,289	$40,815,932	$46,317,742	$16,896,588	$33,326,390

Basic and diluted earnings per share	$2.89	$4.05	$3.03	$1.10	$1.70
Cash dividends declared per share	3.57	5.31	4.47	2.58	2.65
Weighted average shares outstanding basic and diluted	9,706,606	10,078,391	15,263,622	15,339,877	19,587,724
Common shares outstanding (at period end)	9,706,606	13,067,838	16,644,496	16,644,496	21,046,400
Other Financial Data:
Net cash from operating activities	$29,893,551	$62,817,261	$51,055,588	$22,911,012	$56,233,459
Dividends paid	29,605,410	47,195,842	64,279,487	40,311,227	64,544,964

Selected Balance Sheet Data (at period end):
Cash and cash deposit	$565,924	$30,732,516	$14,240,482	$18,310,673	$13,633,753
Total assets	136,896,298	224,203,411	505,844,453	365,686,637	559,962,320
Total debt (2)	30,000,000	—	130,000,000	—	93,000,000
Shareholders’ equity	105,707,976	221,868,393	370,872,171	364,599,042	458,476,745

Fleet Operating Data
Operating days of the fleet	1,095	1,133	2,193	920	1,528

(1)	The administrative expenses for the year ended December 31, 2004 include expenses associated with our transition to an operating company of $962,438 and non-cash expenses of $9,252,365 related to the share based compensation paid to our Manager, Scandic American Shipping Ltd. The administrative expenses for the year ended December 31, 2005 include non-cash expenses of $4,997,995 related to the share-based compensation paid to the Manager and the 2004 Stock Option Plan. The administrative expenses for the six months ended June 30, 2005, include non-cash expenses of $4,117,769 related to the share-based compensation to the Manager and the 2004 Stock Option Plan. The administrative expenses for the six months ended June 30, 2006, include non-cash expenses of $3,830,664 related to the share-based compensation to the Manager and the 2004 Stock Option Plan.
(2)	Total debt outstanding at August 31, 2006 was $115.0 million.

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the following risk factors relating to our common shares and our business in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to invest in our common shares.

Industry Specific Risk Factors

The cyclical nature of the tanker industry may lead to volatile changes in charter rates and vessel values which may adversely affect our earnings.

If the tanker market, which has been cyclical, is depressed in the future, our earnings and available cash flow may decrease. Our ability to recharter our vessels or to sell them on the expiration or termination of their charters and the charter rates payable under our two spot market related time charters, the spot charters we expect to enter into, or any renewal or replacement charters, will depend on, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	demand for oil and oil products,

•	supply of oil and oil products,

•	regional availability of refining capacity,

•	global and regional economic conditions,

•	the distance oil and oil products are to be moved by sea, and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries,

•	the scrapping rate of older vessels,

•	conversion of tankers to other uses,

•	the number of vessels that are out of service, and

•	environmental concerns and regulations.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. Changes in demand for transportation of oil over longer distances and supply of tankers to carry that oil may materially affect our revenues, profitability and cash flows. We currently operate eight vessels in the spot market or on spot market related time charters. We plan to operate the three vessels which we have agreed to acquire and that we expect to be delivered to us by November 2006 in the spot market or on spot market-related charters. We cannot assure you that we will receive any minimum level of charterhire for the vessels operated in the spot market or on spot market related time charters.

We will be dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings and our ability to pay dividends.

We have a fleet of 12 vessels, including the three additional vessels we have agreed to acquire. Of those 12 vessels, one is on a long term fixed-rate charter, while the other 11 are expected to be operated in the spot market or on time charters with spot market related rates. Therefore we are highly dependent on spot market charter rates.

We may enter into spot charters for any additional vessels that we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. We cannot assure you that future spot charters will be available at rates sufficient to enable our vessels trading in the spot market to operate profitably and to pay dividends.

Normally, tanker markets are stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Seasonal variations in tanker demand and, as a result, in charter rates will affect any spot market related rates that we may receive.

Compliance with safety, environmental and other governmental and other requirements may adversely affect our business.

The shipping industry is affected by numerous regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such tankers operate, as well as in the country or countries in which such tankers are registered. These regulations include the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002, each of which imposes environmental, technical, safety, operational or financial requirements on us. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. Regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and may limit our ability to operate our business or require significant capital expenditures be incurred on our vessels to keep them in compliance.

The value of our vessels may fluctuate and could result in a lower price of our common shares.

Tanker values have generally experienced high volatility. You should expect the market value of our oil tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels, thereby adversely impacting our liquidity, or result in a breach of our loan covenants, which could result in defaults under our Credit Facility. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. Any such reduction could result in a lower share price.

Shipping is an inherently risky business involving global operations and our vessels are exposed to international risks which could reduce revenue or increase expenses.

Shipping companies conduct global operations. Our vessels are at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping lanes and result in market disruptions.

Terrorist attacks, such as the attacks in the United States on September 11, 2001, and other acts of violence or war may affect the financial markets and our business, results of operations and financial condition.

Terrorist attacks such as the attacks in the United States on September 11, 2001 and the United States’ continuing response to these attacks, the attacks in London on July 7, 2005 as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflict in Iraq may lead to additional acts of terrorism, armed conflict and civil disturbance around the world, which may contribute to further instability including in the oil markets. Terrorist attacks, such as the attack on the M T. Limburg in Yemen in October 2002, may also negatively affect our trade patterns or other operations and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off-hire period.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Although we, as owner, would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

Company Specific Risk Factors

We cannot guarantee that we will continue to make cash distributions.

We have made cash distributions quarterly since October 1997. It is possible that our revenues could be reduced as a result of decreases in charter rates or that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. The Credit Facility prohibits the declaration and payment of dividends if we are in default under it. We refer you to the section entitled “Our Business — Our Credit Facility” for more details. In addition, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors and compliance with Bermuda law, and may be dependent upon the adoption at the annual meeting of shareholders of a resolution effectuating a reduction in our share premium in an amount equal to the estimated amount of dividends to be paid in the next succeeding year. We refer you to the section entitled “Our Dividend Policy” for more details. We cannot assure you that we will pay dividends at rates previously paid or at all.

We may not be able to grow or to effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions,

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures,

•	integrate any acquired tankers or businesses successfully with our existing operations,

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet,

•	identify additional new markets,

•	improve our operating, financial and accounting systems and controls, and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. In addition, in November 2004, we transitioned from a bareboat charter company to an operating company. We may incur unanticipated expenses as an operating company. The number of employees of the Manager that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to require the Manager to hire more employees or adequately improve those systems.

Investor confidence and the market price of our common stock may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

We have incurred and will continue to incur expenses associated with compliance with the Sarbanes-Oxley Act of 2002. Section 404 of that Act requires public companies to include in annual reports a report containing management’s assessment of the effectiveness of the Company’s internal control over financial reporting and a related attestation of the Company’s independent auditors. This requirement will first apply to us with respect to the fiscal year ending December 31, 2006. We have begun a comprehensive effort in preparation for compliance with Section 404 including the documentation, testing and review of our internal controls under the direction of our management. We cannot be certain at this time that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements when they become applicable to us. If our independent auditor is unable to provide us with an unqualified attestation report on a timely basis as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower dividends per share. If we are unable to execute the points noted above, our financial condition and dividend rates may be adversely affected.

We are dependent on the Manager and there may be conflicts of interest arising from the relationship between our Chairman and the Manager.

Our success depends to a significant extent upon the abilities and efforts of the Manager and our management team. Our success will depend upon our and the Manager’s ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Herbjørn Hansson, our Chairman, President and Chief Executive Officer, is also the majority owner of the Manager. In addition, one of our directors is also an owner of the Manager. The Manager may engage in business activities other than with respect to the Company. The fiduciary duty of a director may compete with or be different from the interests of the Manager and may create conflicts of interest in relation to that director’s duties to the Company.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. We may not be able to use the services of one or more of our key employees in Bermuda if we are not able to obtain work permits for them, which could have a material adverse effect on our business.

An increase in operating costs could adversely affect our cash flow and financial condition.

Under the original bareboat charters to BP Shipping, BP Shipping was responsible for our vessels’ operating and voyage costs. Under the time and spot charters of eight of our vessels, we are responsible for many of such costs. Our vessel operating expenses include the costs of crew, fuel (for spot chartered vessels), provisions, deck and engine stores, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to fuel, insurance and enhanced security measures implemented after September 11, 2001, have been increasing. The price of fuel is near historical high levels and may increase in the future. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these costs would decrease earnings and dividends per share.

Our vessels operate in the highly competitive international tanker market.

The operation of tanker vessels and transportation of crude and petroleum products and the other businesses in which we operate are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Purchasing and operating secondhand vessels may result in increased operating costs which could adversely affect our earnings and as our fleet ages, the risks associated with older vessels could adversely affect our operations.

Our current business strategy includes additional growth through the acquisition of new and secondhand vessels. The ninth vessel that we took delivery of in early April 2006 is secondhand. Further, we have agreed to acquire three secondhand modern double-hull Suezmax tankers, which we expect to take delivery of by November 2006. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that as our vessels age market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Servicing debt which we may incur in the future would limit funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under the Credit Facility would require us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments would limit funds available for working capital, capital expenditures and other purposes, including making distributions to shareholders and further equity or debt financing in the future. Amounts borrowed under the Credit Facility bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. In addition, our current policy is not to accumulate cash, but rather to distribute our available cash to shareholders. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital,

•	refinancing or restructuring our debt,

•	selling tankers or other assets, or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the Credit Facility, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral securing that debt, which constitutes our entire fleet and substantially all of our assets.

Our Credit Facility contains restrictive covenants which may limit our liquidity and corporate activities.

The Credit Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under the Credit Facility or if there is another default under the Credit Facility,

•	incur additional indebtedness, including the issuance of guarantees,

•	create liens on our assets,

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel,

•	sell our vessels,

•	merge or consolidate with, or transfer all or substantially all our assets to, another person, and

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

Shipping is an inherently risky business and our insurance may not be adequate to cover all our losses.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We cannot assure investors that our insurance will protect us against all risks. We may not be able to maintain adequate insurance coverage at reasonable rates for our fleet in the future and the insurers may not pay particular claims. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our financial condition. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

The charterers of our vessels pay us in U.S. dollars. While we incur most of our expenses in U.S. dollars, we have in the past incurred expenses in other currencies, most notably the Norwegian Kroner. Declines in the value of the U.S. dollar relative to the Norwegian Kroner, or the other currencies in which we incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be characterized as U.S. source shipping income and such income will be subject to a 4% United States federal income tax unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by certain non-United States corporations. We believe that we currently qualify for this statutory tax exemption and we will take this position for U.S. tax return reporting purposes. However, there are several risks that could cause us to become taxed on our U.S. source shipping income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we would be subject for any such year to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We may become subject to taxes in Bermuda after 2016.

We have received a standard assurance from the Bermuda Minister of Finance, under Bermuda’s Exempted Undertakings Tax Protection Act 1966, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. Consequently, if our Bermuda tax exemption is not extended past March 28, 2016, we may be subject to any Bermuda tax after that date.

Given the limited duration of the Minister of Finance’s assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our financial condition and results of operations.

If U.S. tax authorities were to treat us as a “passive foreign investment company,” that could have adverse consequences on U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company” for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” Those holders of stock in a passive foreign investment company who are citizens or residents of the United States or domestic entities would alternatively be subject to a special adverse U.S. Federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company. In particular, dividends paid by us would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of noncorporate U.S. shareholders.

Based on our current and expected future operations, we believe that we were not a passive foreign investment company with respect to the taxable year 2005 and do not expect to become one in 2006 or thereafter. As a result, noncorporate U.S. shareholders should be eligible to treat dividends paid by us in 2006 and thereafter as “qualified dividend income” which is subject to preferential tax rates (through 2010). Since we expect to derive more than 25% of our income each year from our time chartering and voyage chartering activities, we believe that such income will be treated for relevant U.S. Federal income tax purposes as services income, rather than rental income. Correspondingly, such income should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income (which should constitute more than 50% of our assets each year), in particular our vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company in any taxable year. However, no assurances can be given that the Internal Revenue Service will accept this position or that we would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of our operations.

Risks Relating to Our Common Shares

Our common share price may be highly volatile and future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Investors in our common shares may not be able to resell their shares at or above their purchase price due to those factors, which include the risks and uncertainties set forth in this prospectus supplement.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and The Companies Act, 1981 of Bermuda (“The Companies Act”) govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of The Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, the principles governing Section 111 have not been well developed.

It may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in the Islands of Bermuda. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of U.S. courts obtained in actions against based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based upon these laws.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $150.5 million, or approximately $173.1 million if the underwriters exercise their option to purchase additional shares in full. We have entered into purchase agreements with an unrelated third party for three additional double-hull Suezmax tankers, which are expected to be delivered by November 2006, for an aggregate purchase price of approximately $245.9 million, including a deposit in the aggregate amount of $24.6 million, $22.0 million of which was funded by a drawing under the Credit Facility and the balance from our working capital. We plan to use a portion of the net proceeds of this offering to repay $115.0 million of borrowings outstanding under our Credit Facility. We then expect to use the net proceeds of this offering, together with new borrowings under our Credit Facility, to pay the balance of the aggregate purchase price of the three additional vessels that we have agreed to acquire and to fund future vessel acquisitions. We may use any remaining balance of the net proceeds for general corporate purposes, including repaying future indebtedness. Amounts borrowed under the Credit Facility bear interest at a rate equal to LIBOR plus a margin between 0.7% and 1.2% and mature in September 2010.

OUR DIVIDEND POLICY

Our policy is to declare quarterly dividends to shareholders, substantially equal to our net operating cash flow during the previous quarter after reserves as the Board of Directors may from time to time determine are required, taking into account contingent liabilities, the terms of our Credit Facility, our other cash needs and the requirements of Bermuda law. However, if we declare a dividend in respect of a quarter in which an equity issuance has taken place, we calculate the dividend per share as our net operating cash flow for the quarter (after taking into account the factors described above) divided by the weighted average number of shares over that quarter. Net operating cash flow represents net income plus depreciation and certain non-cash administrative charges. The dividend paid is the calculated dividend per share multiplied by the number of shares outstanding at the end of the quarter.

We believe that the application of a portion of the net proceeds of this offering to repay our outstanding debt, the acquisition of the three additional Suezmax tankers which we have agreed to acquire, the acquisition of additional vessels financed by the proceeds of this offering and with drawings under our Credit Facility, and revenues from those vessels, will enable us to pay a higher dividend per share than we would have been able to pay otherwise.

We paid to shareholders aggregate dividends of $3.57 per share in respect of the four quarters of 2003, aggregate dividends of $5.31 per share in respect of the four quarters of 2004 and aggregate dividends of $4.47 per share in respect of the four quarters of 2005. We paid to shareholders aggregate dividends of $2.65 per share in respect of the first two quarters of 2006, including a dividend of $1.07 per share in respect of the second quarter of 2006 which was paid on August 31, 2006 to shareholders of record as of August 16, 2006.

The tanker charter market is highly volatile, and we cannot accurately predict the amount of cash distributions that we may make in any period. Factors beyond our control may affect the charter market for our vessels, our charterers’ ability to satisfy their contractual obligations to us and our voyage and operating expenses, and we cannot assure you that the estimated dividends described above will actually be declared. In particular, the estimated dividends are based on past charter rates that are not necessarily representative of future rates, and which are subject to volatile changes due to the cyclical nature of the tanker market. See the section of this prospectus entitled “Risk Factors” for a discussion of the risks associated with our ability to pay dividends.

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the sum of its liabilities and its issued share capital and share premium accounts. As a result, in future years, if the realizable value of our assets decreases, or our liabilities increase, our ability to pay dividends may require our shareholders to approve resolutions reducing our share premium account by transferring an amount to our contributed surplus account.

There can be no assurance that we will not have liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses or that we will not have contingent liabilities for which reserves are required. In addition, for a description of the restrictions on the payment of dividends contained in the Credit Facility, we refer you to “Our Business—Our Credit Facility.”

Our transfer agent, Mellon Investor Services LLC, is responsible for processing dividend payments.

PRICE RANGE OF COMMON SHARES

Since November 16, 2004, the primary trading market for our common shares has been the New York Stock Exchange, or the NYSE, on which our shares are listed under the symbol “NAT.” The primary trading market for our common shares was the American Stock Exchange, or the AMEX, until November 15, 2004, at which time trading of our common shares on the AMEX ceased. The secondary trading market for our common shares was the Oslo Stock Exchange, or the OSE, until January 14, 2005, at which time trading of our common share on the OSE ceased.

The following table sets forth the high and low closing prices for shares of our common stock as reported by the New York Stock Exchange, the American Stock Exchange and the Oslo Stock Exchange:

The year ended:	NYSE HIGH	NYSE LOW	AMEX HIGH	AMEX LOW	OSE HIGH	OSE LOW
2001	N/A	N/A	$22.89	$13.00	NOK 215.00	NOK 125.00
2002	N/A	N/A	$16.55	$9.86	NOK 145.00	NOK 90.00
2003	N/A	N/A	$16.90	$11.25	NOK 125.00	NOK 90.00
2004	$41.30	$35.26	$41.59	$15.00	NOK 300.00	NOK 115.00
2005 (1)	$56.68	$28.60	N/A	N/A	NOK 225.00	NOK 205.00

For the quarter ended:	AMEX HIGH	AMEX LOW	NYSE HIGH	NYSE LOW	OSE HIGH	OSE LOW
March 31, 2004	$27.10	$15.00	N/A	N/A	NOK 179.00	NOK 115.00
June 30, 2004	$34.59	$21.25	N/A	N/A	NOK 225.00	NOK 160.00
September 30, 2004	$37.75	$25.00	N/A	N/A	NOK 249.00	NOK 210.00
December 31, 2004 (1)	$41.59	$31.15	$41.30	$35.26	NOK 300.00	NOK 214.00
March 31, 2005 (1)	N/A	N/A	$56.68	$35.95	NOK 225.00	NOK 205.00
June 30, 2005	N/A	N/A	$49.79	$37.48	N/A	N/A
September 30, 2005	N/A	N/A	$46.48	$37.30	N/A	N/A
December 31, 2005	N/A	N/A	$37.90	$28.60	N/A	N/A
March 31, 2006	N/A	N/A	$36.92	$27.90	N/A	N/A
June 30, 2006	N/A	N/A	$36.60	$28.50	N/A	N/A

(1)	The AMEX figures are based on trading from the beginning of the quarter through November 15, 2004 and the NYSE figures are based on trading from November 16, 2004 through the end of the quarter. The OSE numbers for 2005 are based on trading through January 14, 2005.

The high and low market prices for our common shares by month since April 2006 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
April 2006	$33.60	$28.50
May 2006	$35.99	$29.65
June 2006	$36.60	$30.80
July 2006	$39.25	$35.75
August 2006	$41.70	$35.00
September 2006	$36.89	$31.95
October 2006 (2)	$35.10	$32.40

(2)	Based on trading through October 5, 2006.

On October 5, 2006, the closing price of our common shares on the NYSE was $32.58 per share.

DILUTION

At June 30, 2006, we had net tangible book value of $ 520.7 million, or $ 24.74 per share. The following table illustrates the pro forma per share dilution and appreciation at June 30, 2006 (1):

Public offering price per share	$32.00

Net tangible book value per share as of June 30, 2006	$24.74

Increase in net tangible book value attributable to new investors in this offering	$1.03

Pro forma tangible book value per share after giving effect to this offering	$25.77

Dilution per share to new investors	$6.23

(1)	This table does not reflect the issuance of 102,382 additional common shares to the Manager at par value of $0.01 per share following the closing of this offering.

Net tangible book value per share of common shares is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of our common shares outstanding. Dilution is determined by subtracting the net tangible book value per share after this offering from the public offering price per share. Dilution per share to new investors would be $6.12 if the underwriters exercise in full their over-allotment option.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2006 on a historical basis and on an as adjusted basis to give effect to:

•	the incurrence of $22.0 million of indebtedness to fund a portion of the aggregate down payment for the three vessels which we have agreed to acquire and that we expect will be delivered to us no later than November 2006; and

•	payment of a dividend in the aggregate amount of $22,519,648 on August 31, 2006 to stockholders of record on August 16, 2006.

and on an as further adjusted basis to give effect to:

•	this offering;

•	the application of net proceeds of this offering, as described under “Use of Proceeds;” and

•	the issuance of an additional 102,382 restricted common shares to the Manager under the Management Agreement following the closing of this offering.

You should read the adjusted capitalization table information below in connection with “Use of Proceeds,” “Prospectus Supplement Summary—Summary Financial Information” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	June 30, 2006
	Actual	As Adjusted (1)	As Further Adjusted
Debt:
Credit Facility	$93,000,000	$115,000,000	$—

Total debt	93,000,000	115,000,000	$—

Shareholders’ equity:
Common shares, $.01 par value, outstanding actual and as adjusted (21,046,400 shares) and as further adjusted (26,148,782 shares) (2)	$210,464	$210,464	$261,488
Additional paid-in capital (3)	551,461,467	551,461,467	701,861,467
Accumulated deficit	(93,195,186)	(115,714,834)	(115,714,834)

Total shareholders’ equity	458,476,745	435,957,097	586,408,121

Total capitalization	$551,476,745	$550,957,097	$586,408,121

(1)	There have been no material changes from our capitalization as of June 30, 2006, as so adjusted.
(2)	Common shares and Additional paid-in capital excludes:
•	400,000 common shares reserved for issuance under our 2004 Stock Incentive Plan,
•	1,664,450 common shares that may be issued in connection with our Dividend Reinvestment and Direct Stock Purchase Plan, and
•	the underwriters’ option to cover over-allotments.
(3)	Additional paid-in capital, as further adjusted, includes estimated fees and expenses of approximately $750,000, and underwriting discounts relating to this offering.

INDUSTRY

Overview

The tanker industry provides oil transportation between oil producing and consuming nations. According to the Energy Information Administration, or EIA, about two-thirds of the world’s oil trade (both crude oils and refined products) is transported by sea. There are primarily two types of operators that provide seaborne oil and petroleum products transportation services: major integrated oil companies with captive fleets (both private and state-owned) and independent shipowners. Both types of operators transport oil under short term contracts (including single voyage spot charters) and long term charters with oil companies, oil traders, petroleum product producers and government agencies. The oil companies use their fleets to transport their own oil as well as to transport oil for third party charterers in direct competition with independent shipowners in the tanker charter market.

A significant and ongoing shift toward quality in vessels and operations has taken place during the last decade as charterers and regulators increasingly focus on safety and protection of the environment. Since 1990, there has been an increasing emphasis on environmental protection through legislation and regulations such as OPA, IMO, protocols and Classification Society procedures, demanding higher quality tanker construction, maintenance, repair and operations. Operators that have proven an ability to seamlessly integrate these required safety regulations into their operations are being rewarded. For example, the emergence of vessels equipped with double hulls represented a differentiation in vessel quality and enabled such vessels to command improved earnings in the spot charter markets. The effect has been a shift in major charterers’ preference towards greater use of double hulls and, therefore, more difficult trading conditions for older single-hull vessels. These changes were reflected in the sharp increase in scrapping of older vessels during periods of weaker market conditions in recent years. As a result, the net increase in transportation capacity for Suezmax tankers has been relatively low during this period, or 7.0% from 1993 through 2003 according to Fearnresearch. However, due to the increase in oil demand, deliveries have increased and net Suezmax tanker capacity has grown 25.5% since the beginning of 2003. We also believe charterers generally prefer more modern, double-hull vessels, resulting in a portion of the older vessels achieving lower levels of employment. Two major oil companies have announced they will no longer charter single-hull tonnage.

The combination of high oil demand growth, low petroleum inventories, building of petroleum stocks and subdued fleet growth pushed tanker utilization above 90% (full capacity utilization with a normal fleet productivity) and charter rates to all-time highs in late 2004. Rates have since decreased as newbuildings entered the market and vessel demand has not increased at the same rate as vessel supply.

From 1998, the spot rate for double-hull Suezmax tankers has developed as follows:

Source: Fearnresearch

Vessel Classification

The oil tanker fleet is generally divided into five major categories of vessels, based on carrying capacity. A tanker’s carrying capacity is measured in dwt, which is the amount of crude oil measured in metric tons that the vessel is capable of loading. To minimize the cost of shipping, tanker charterers transporting crude oil will typically charter the largest vessel that meets the specific port and canal size restrictions for the voyage. The five types of vessels, categorized according to their size in dwt, are presented below:

	Size Range (dwt)	Worldwide Fleet
Tanker Type		Number of Vessels	Aggregate Capacity (million dwt)	% of Total Capacity
VLCC	200,000 - 320,000	473	137.24	40.7%
Suezmax	120,000 - 200,000	335	50.34	14.9%
Aframax	80,000 - 120,000	690	69.95	20.7%
Panamax	50,000 - 80,000	370	24.44	7.2%
Handymax/Handysize	10,000 - 50,000	1,581	53.592	15.9%

Source: Fearnresearch as per July 2006

The vessels over 200,000 dwt carry the largest percentage of crude oil, mainly on long-haul voyages from the Arabian Gulf to the United States, Asia and Western Europe. However, the largest vessels have limited trading routes due to port constraints with respect to draft and length.

Suezmax tankers engage in long- and medium-haul crude oil trades, such as from West Africa and the North Sea to the United States. Aframax vessels generally engage in both medium- and short-haul trades and carry crude oil or petroleum products. Unlike smaller vessels, Aframax and Suezmax vessels are large enough to allow them to benefit from economies of scale in some regional markets. These vessels also have access to a wide range of ports, many of which are not accessible by larger vessels such as those above 200,000 dwt, and are particularly well suited for trading in regional markets, including the Atlantic basin. Panamax and smaller tankers mostly transport petroleum products in short- to medium-haul trades.

Tanker Demand Drivers

Overview

Tanker demand is a function of global trends in oil consumption, storage capacity and oil production, with a particular emphasis on the geographic location of both the consumers and the producers. Consumption and production trends are in turn influenced by a combination of economic growth, oil prices and weather conditions. Tonnage of oil shipped is also influenced by the cost and availability of transportation alternatives such as pipelines.

Oil demand

Oil demand has grown at a compound annual growth rate of 1.5% from 1995-2005 according to IEA. In addition, oil demand has consistently grown every year for over 40 years, except for two periods: 1974 to 1975 and 1980 to 1983. Demand growth was weak in the early part of this decade following the sharp increase in oil prices since 1999 and the ensuing recession in industrialized countries. During the past year growth has increased, led by strong economic performance in China and the economic recovery in the United States. World oil demand is expected to increase by 1.3% in 2006 and 1.8% in 2007. The Energy Information Administration, which provides longer-term predictions, expects global oil demand to grow at an overall rate of 1.4% per year. Growth in oil demand in the emerging Asian economies is expected to be 3.0% per year. Given that Asia is a net importer of oil, this trend may result in increased tanker demand.

Oil production and reserves

There are significant differences in reserves, geological profiles, and production costs in the various oil producing regions of the world. While fluctuations in oil prices, technological advances and government energy policies can influence production trends in the short to medium term, the level of oil reserves will ultimately determine production trends in the long term.

According to the EIA, the Middle East has 57% of the world’s proven oil reserves, which will continue to drive long and medium haul seaborne transportation. Total world oil supply reached 85.83 million barrels per day in August 2006. OPEC countries located in the Middle East supplied approximately a quarter of this volume. Given the dominance of world oil reserves located in this region, this share is expected to grow in coming years as oil fields in other parts of the world gradually reach maturity and begin a process of natural decline. The length of transportation distances between the Middle East and consuming areas means that such a trend would boost ton-miles (the product of volumes and transport distances) and could be beneficial for tanker demand.

Major consumers, producers, importers and exporters of oil

The United States is the largest consumer and importer of oil, and China is the fastest growing importer of oil. The Middle East and the former Soviet Union (FSU), are the largest producers and, together with West Africa, the largest exporters of oil, making them the primary drivers of long- and medium-haul seaborne transportation.

Crude oil inventories

The level of oil inventories is an important element of tanker demand as it indicates the available cushion in the oil industry to absorb unexpected events. Typically, low inventories will raise the importance of tanker transportation in providing supply to meet higher oil demand or shortfalls in production. According to the EIA, total OECD stocks has built up to cover 54 days of forward demand as of July 2006. This is slightly below the historical second quarter average stock build.

Demand for oil fluctuates both seasonally and in response to price movements and unforeseen events. As inventory levels have declined, producers with excess capacity have been relied upon to balance such swings. These producers are mainly located in the Middle East and are net exporters of oil, which means demand for tankers is also highly correlated to such fluctuations.

Tanker Supply Drivers

Overview

The supply of tankers increases with deliveries of newbuildings, and decreases with scrapping of older vessels, loss of tonnage as a result of casualties and conversion of vessels to other uses, such as floating production and storage facilities. The supply of tankers is measured both in the number of vessels and in aggregate dwt.

Newbuildings

Typically, newbuildings are delivered 18 to 36 months after they are ordered, depending on the available capacity of the shipyard. Shipyard capacity for 2006, 2007, 2008 and most of 2009 has already been committed and, as a result, a large tanker ordered today is unlikely to be delivered until 2010. Fearnresearch predicts that newbuilds will increase the Suezmax fleet net of scrappings, by 6.4%, 6.7% and 5.4% in 2006, 2007 and 2008 in terms of dwt.

Scrapping

Vessel owners often conclude that it is more economical to scrap a vessel that has exhausted its useful life than to upgrade the vessel to maintain it in-class. A vessel is deemed to be “in-class” if the surveyors of a classification society determine that the vessel conforms to the standards and rules of that classification society. In many cases, particularly when tankers reach 25 years of age, the costs of conducting the special survey and performing associated repairs, such as the replacement of steel plate, in order to maintain a vessel in-class may not be economically efficient. Customers, insurance companies and other industry participants use the survey and classification regime to obtain reasonable assurance of a vessel’s seaworthiness, and vessels must be certified as in-class in order to continue to trade (i.e., to be admitted to ports worldwide). In addition, regulations set by the IMO impose significant restrictions on tankers trading beyond 25 years of age.

Scrapping of vessels delivered in the mid-1970s, as they near the end of their useful lives, in conjunction with customers’ preference for younger vessels, has changed the tanker business in recent years and is expected to continue to do so during the next several years. Other factors affecting the amount of tonnage scrapped include market conditions and second hand vessel values in relation to scrap prices. IMO regulations requiring the accelerated phase-out of single-hull tankers could result in the elimination of these vessels from most major crude routes by the end of 2010.

OUR BUSINESS

Our Fleet

Our fleet, including the three additional vessels that we have agreed to acquire and that we expect will be delivered to us no later than November 2006, will consist of 12 modern double-hull Suezmax tankers. We are also pursuing the acquisition of additional vessels to further expand the Company. We were formed in June 1995 for the purpose of acquiring and chartering three Suezmax tankers that were completed in 1997. We acquired our fourth vessel in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005 and our ninth vessel in April 2006. We expect to take delivery of our tenth, eleventh and twelfth vessels no later than November 2006.

The following chart provides information regarding each vessel, including its employment status.

Vessel	Yard	Year Built	Dwt	Employment Status (Expiration Date)	Flag
Gulf Scandic	Samsung	1997	151,458	Bareboat (Nov. 2009)	Isle of Man
Nordic Hawk	Samsung	1997	151,458	TC/spot (1) (Oct. 2007)	Bahamas
Nordic Hunter	Samsung	1997	151,458	TC/spot (1) (Sept. 2007)	Bahamas
Nordic Voyager	Dalian New	1997	149,591	Spot	Norway
Nordic Fighter	Hyundai	1998	153,181	Spot	Norway
Nordic Freedom	Daewoo	2005	159,500	Spot	Bahamas
Nordic Discovery	Hyundai	1998	153,181	Spot	Norway
Nordic Saturn	Daewoo	1998	157,332	Spot	Marshall Islands
Nordic Jupiter	Daewoo	1998	157,332	Spot	Marshall Islands
Nordic Cosmos (2)	Samsung	2003	149,997	Spot or spot related terms	Marshall Islands
Nordic Apollo (2)	Samsung	2003	149,997	Spot or spot related terms	Marshall Islands
Nordic Moon (2)	Samsung	2002	149,997	Spot or spot related terms	Marshall Islands

(1)	TC/Spot = Time charter on spot market related terms.
(2)	We expect delivery of these additional vessels to be made to us no later than November 2006.

We currently estimate that our cash breakeven rate for the vessels in our fleet is $9,000 per day. The breakeven rate is the amount of average daily revenues for our vessels which would cover our cash general and administrative expenses, voyage expenses, if any, vessel operating expenses, interest expenses and other financial charges.

Our Charters

We operate our vessels on bareboat charters, time charters and in the spot market. Our goal is to take advantage of potentially higher market rates through voyage charters and time charters with spot market related rates. Including the three vessels which we have agreed to acquire and that we expect to be delivered to us no later than November 2006, we plan to operate 11 of our 12 vessels in the spot market or on spot market related time charters, although we may consider charters at fixed rates depending on market conditions.

Bareboat Charter

We have chartered one of our vessels (the Gulf Scandic) under a bareboat charter to Gulf Navigation, for a period of five years, terminating in the fourth quarter of 2009, subject to two one-year extensions at Gulf Navigation’s option. Under the terms of the bareboat charter, Gulf Navigation is obligated to pay a fixed charterhire of $17,325 per day for the entire charter period. The charterhire is payable to us monthly in advance. Under certain circumstances, including in the event the vessel is lost, the bareboat charter will be deemed terminated and Gulf Navigation will not be obligated to pay the charterhire.

During the charter period, Gulf Navigation will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel. During the bareboat charter period, we have the responsibility to insure the vessel at our expense against hull and machinery and war risks. However, Gulf Navigation is required to insure against protection and indemnity risks. Upon the expiration of the bareboat charter, Gulf Navigation is required to redeliver the vessel in the same or as good structure, state, condition and class as that in which the vessel was delivered, fair wear and tear not affecting class excepted.

Under the terms of the bareboat charter, Gulf Navigation has agreed to indemnify us against any loss, damage or expense incurred by us arising out of the operation of the vessel by Gulf Navigation and against any lien arising out of an event occurring during the charter period.

Time Charters

We have chartered two of our vessels (the Nordic Hawk and the Nordic Hunter) under spot market related time charters to BP Shipping for a period of three years each, terminating between September 1 and October 31, 2007. The amount of charterhire payable under the charters to BP Shipping is based on a formula designed to generate earnings to us as if we had operated the vessels in the spot market on two routes used for the calculation, less 5%. Since the charterhire paid to us will be based on this formula, at times, the charterhire payable may be higher or lower than rates achieved by other tanker operators in the spot market operating on these or other routes. The charterhire is payable to us monthly.

Under the time charters, BP Shipping is generally responsible for, among other things, the cost of all fuels with respect to the vessels (with certain exceptions, including during off-hire periods), port charges, and costs related to towage, pilotage, mooring loading and discharging facilities and services. Under time charters, we are generally required, among other things, to keep the related vessel seaworthy, to crew and maintain the vessel and to comply with applicable regulations. We are also required to insure the related vessel against protection and indemnity risks, hull and machinery and war risks, and provide standard oil pollution insurance cover. If any off-hire period exceeds thirty consecutive days, BP Shipping will have the option to terminate the charter.

Spot Charters

Tankers operating in the spot market typically are chartered for a single voyage which may last up to several weeks. Tankers operating in the spot market may generate increased profit margins during improvements in tanker rates, while tankers operating fixed-rate time charters generally provide more predictable cash flows.

Under a typical voyage charter in the spot market, we will be paid freight on the basis of moving cargo from a loading port to a discharge port. We will be responsible for paying both operating costs and voyage costs and the charterer will be responsible for any delay at the loading or discharging ports. Under voyage charters, we are generally required, among other things, to keep the related vessel seaworthy, to crew and maintain the vessel and to comply with applicable regulations. We currently do not operate any of our vessels in the spot market other than in a pool.

Pooling Arrangements

We currently operate six of our vessels (the Nordic Voyager, the Nordic Fighter, the Nordic Freedom, the Nordic Discovery, the Nordic Saturn and the Nordic Jupiter) in a total of four spot market pools with other vessels that are not owned by us. The pools are managed by third party pool administrators. The pool administrator of each pool has the responsibility for the commercial management of the participating vessels, including the marketing, chartering, operation and bunker (fuel oil) purchase of the vessels. The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated, or pooled, and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available. Please see “— Commercial and Technical Management Agreements” for additional information concerning the commercial management agreements related to the pools.

Agreements to Acquire Three Additional Vessels

In July 2006, we entered into agreements with an unrelated third party to acquire three additional modern double-hull Suezmax tankers with delivery expected by November 2006. The purchase price for each of the vessels is $80.9 million, $82.5 million and $82.5 million, respectively. We financed $22.0 million of the aggregate down payment of $24.6 million with a drawing under our Credit Facility. We expect to operate these three additional vessels in the spot market or on spot market related terms.

The Management Agreement

Under the Management Agreement, the Manager assumes commercial and operational responsibility of our vessels and is required to manage our day-to-day business subject, always, to our objectives and policies as established from time to time by the Board of Directors. All decisions of a material nature concerning our business are reserved to the Board of Directors. The Management Agreement will terminate on June 30, 2019, unless earlier terminated pursuant to its terms, as discussed below, or extended by the parties following mutual agreement.

For its services under the Management Agreement, the Manager is entitled to a management fee equal to $100,000 per annum. The management fee is payable to the Manager quarterly in advance. The Management Agreement formerly provided that the Manager would receive 1.25% of any gross charterhire paid to us. In order to further align the Manager’s interests with those of the Company, the Manager agreed with us to amend the Management Agreement to eliminate this payment, and we have issued to the Manager restricted common shares equal to 2% of our outstanding common shares. At the closing of this offering, or at any other time additional common shares are issued, the Manager will receive additional restricted common shares to maintain the number of common shares issued to the Manager at 2% of our total outstanding common shares. These restricted shares are nontransferable for three years from issuance.

Under the Management Agreement, the Manager pays, and receives reimbursement from us, for our administrative expenses including such items as:

•	all costs and expenses incurred on our behalf, including operating expenses and other costs for vessels that are chartered out on time charters or traded in the spot market and for monitoring the condition of our vessel that is operating under bareboat charter,

•	executive officer and staff salaries,

•	administrative expenses, including, among others, for third party public relations, insurance, franchise fees, registrars’ fees,

•	all premiums for insurance of any nature, including directors’ and officers’ liability insurance and general liability insurance,

•	brokerage commissions payable by us on the gross charter hire received in connection with the charters,

•	directors’ fees and meeting expenses,

•	audit fees,

•	other expenses approved by the Board of the Directors, and

•	attorneys’ fees and expenses, incurred on our behalf in connection with (A) any litigation commenced by or against us, (B) any claim or investigation by any governmental, regulatory or self-regulatory authority involving us.

We have agreed to defend, indemnify and hold the Manager and its affiliates (other than us and our subsidiaries), officers, directors, employees and agents harmless from and against any and all loss, claim, damage, liability, cost or expense, including reasonable attorneys’ fees, incurred by the Manager or any such affiliates based upon a claim by or liability to a third party arising out of the operation of our business, unless due to the Manager’s or such affiliates’ negligence or willful misconduct.

We may terminate the Management Agreement in the event that:

•	the Manager commits any material breach or omission of its material obligations or undertakings thereunder that is not remedied within thirty days of our notice to the Manager of such breach or omission,

•	the failure of the Manager to maintain adequate authorization to perform its duties thereunder that is not remedied within thirty days,

•	certain events of the Manager’s bankruptcy, or

•	it becomes unlawful for the Manager to perform its duties under the Management Agreement.

Commercial and Technical Management Agreements

We have entered into a commercial management agreement with Teekay Chartering Limited, or Teekay, an affiliate of Teekay Shipping Corporation for the Nordic Freedom, which is operated in a pool with other Teekay-controlled Suezmax tankers. Under the supervision of the Manager, Teekay’s duties in the pool include seeking and negotiating charters for this vessel.

We have entered into a commercial management agreement with the Swedish based Stena Bulk AS, or Stena, for the Nordic Voyager, which is operated in a pool with other Stena-controlled Suezmax tankers. Under the supervision of the Manager, Stena’s duties in the pool include seeking and negotiating charters for this vessel.

We have entered into a commercial management agreement with Frontline Management ASA, or Frontline, for the Nordic Fighter and the Nordic Discovery, which are operated in a pool with other Frontline controlled Suezmax tankers. Under the supervision of the Manager, Frontline’s duties in the pool include seeking and negotiating charters for these vessels.

We have entered into a commercial management agreement with the U.S. based OMI Corporation, or OMI, for the Nordic Saturn and Nordic Jupiter, which are operated in a pool with other OMI-controlled Suezmax tankers. Under the supervision of the Manager, OMI’s duties in the pool include seeking and negotiating charters for these vessels. We have entered into a technical management agreement for the Nordic Jupiter with OMI Marine Services under the supervision of the Manager.

We have entered into a technical management agreement for the Nordic Hawk, Nordic Hunter, Nordic Voyager, Nordic Freedom and Nordic Saturn with Teekay Marine Services AS (formerly IUM Shipmanagement AS) under the supervision of the Manager.

We have entered into a technical management agreement for the Nordic Fighter and the Nordic Discovery with V.Ships Norway AS, or V.Ships. V.Ships is a marine service group that provides ship management and related services to a managed fleet of approximately 650 vessels worldwide.

We have entered into a technical management agreement with V.Ships and plan to enter into a commercial management agreement with a third party for the three additional vessels that we have agreed to acquire and that we expect to be delivered to us no later than November 2006.

Compensation under the commercial and technical management agreements is in accordance with industry standards.

Our Credit Facility

In September 2005, we entered into a new $300 million revolving credit facility, which we refer to as the Credit Facility. The Credit Facility became effective as of October 2005 and replaced our previous credit facility from October 2004. The Credit Facility will mature in September 2010. The Credit Facility provides funding for future vessel acquisitions and general corporate purposes. The Credit Facility cannot be reduced by the lender and there is no principal repayment obligation during the five year term. Amounts borrowed under the Credit Facility bear interest at a rate equal to LIBOR plus a margin between 0.7% and 1.2% (depending on the loan to vessel value ratio). We must pay a commitment fee of 30% of the applicable margin on any undrawn amounts.

In October 2005, we refinanced the borrowings under our previous credit facility by drawing on our Credit Facility. As of August 31, 2006, we have $115.0 million outstanding on our Credit Facility.

In September 2006, we increased our Credit Facility to $500 million. The other material terms of the Credit Facility were not amended.

We expect to use a portion of the net proceeds of this offering to repay the amounts outstanding under the Credit Facility. We then expect to use the balance of the net proceeds of this offering, together with new borrowings under our Credit Facility, to fund the remaining aggregate purchase price of the three vessels that we have agreed to acquire and that we expect to be delivered to us no later than November 2006 and to fund future vessel acquisitions. We may also draw up to $50 million under the Credit Facility for working capital purposes.

Borrowings under the Credit Facility are secured by mortgages over our existing and new vessels and assignments of earnings and insurances, and drawings will be available subject to loan to vessel value ratios. We are subject to mandatory prepayment upon the occurrence of certain events. The terms and conditions of the Credit Facility require compliance with certain restrictive covenants, which we feel are consistent with loan facilities incurred by other shipping companies. Under the Credit Facility, we are, among other things, required to:

•	maintain certain loan to vessel value ratios,

•	maintain a book equity of no less than $150.0 million,

•	remain listed on a recognized stock exchange and

•	obtain the consent of the lenders prior to creating liens on or disposing of our vessels.

The Credit Facility provides that we may not pay dividends if following such payment we would not be in compliance with certain financial covenants or there is a default under the Credit Facility.

MANAGEMENT

Directors and Senior Management of the Company and the Manager

Under the Management Agreement, the Manager, Scandic American Shipping Ltd., provides management, administrative and advisory services to us. The Manager is owned by Herbjørn Hansson, our Chairman, and Andreas Ove Ugland, one of our directors, and may engage in business activities other than with respect to the Company. One of our directors may receive an allocation of shares in this offering not to exceed 30,000 shares.

Set forth below are the names and positions of the directors of the Company and executive officers of the Company and the Manager. The directors of the Company are elected annually, and each director elected holds office until a successor is elected. Officers of both the Company and the Manager are elected from time to time by vote of the respective board of directors and hold office until a successor is elected.

The Company

Name	Age	Position
Herbjørn Hansson	58	Chairman, Chief Executive Officer and President
Turid M. Sørensen	46	Chief Financial Officer
Rolf Amundsen	61	Chief Investor Relations Officer
Andreas Ove Ugland	51	Director
Andrew W. March	51	Director
Hon. Sir David Gibbons	79	Director
George C. Lodge	79	Director
Paul J. Hopkins	59	Director
Torbjørn Gladsø	60	Director
Peter Bubenzer	51	Secretary

The Manager

Name	Age	Position
Herbjørn Hansson	58	Director, President and Chief Executive Officer
Turid M. Sørensen	46	Chief Financial Officer
Rolf Amundsen	61	Chief Investor Relations Officer
Jan Erik Langangen	56	Executive Vice President – Business Development and Legal
Frithjof Bettum	44	Vice President Technical Operations & Chartering
Peter Bubenzer	51	Director

Certain biographical information with respect to each director and executive officer of the Company and the Manager listed above is set forth below.

Herbjørn Hansson earned his M.B.A. at the Norwegian School of Economics and Business Administration and Harvard Business School. In 1974 he was employed by the Norwegian Shipowners’ Association. In the period from 1975 to 1980, he was Chief Economist and Research Manager of INTERTANKO, an industry association whose members control about 70% of the world’s independently owned tanker fleet, excluding state owned and oil company fleets. During the 1980s, he was Chief Financial Officer of Kosmos/Andres Jahre, at the time one of the largest Norwegian based shipping and industry groups. In 1989, Mr. Hansson founded Ugland Nordic Shipping AS, or UNS, which became one of the world’s largest owners of specialized shuttle tankers. He served as Chairman in the first phase and as Chief Executive Officer as from 1993 to 2001 when UNS, under his management, was sold to Teekay Shipping Corporation, or Teekay, for an enterprise value of $780.0 million. He continued to work with Teekay, most recently as Vice Chairman of Teekay Norway AS, until he started working full-time for the Company on September 1, 2004. Mr. Hansson is the founder and has been Chairman and Chief Executive Officer of the Company since its establishment in 1995. He also is a member of various governing bodies of companies within shipping, insurance, banking, manufacturing, national/international shipping agencies including classification societies and protection and indemnity associations. Mr. Hansson is fluent in Norwegian and English, and has a command of German and French for conversational purposes.

Turid M. Sørensen was appointed Chief Financial Officer by the Board of Directors on February 6, 2006. She has a bachelor degree in Business Administration from the Norwegian School of Management. Ms. Sørensen has 20 years of experience in the shipping industry. During the period from 1984 to 1987, she worked for Anders Jahre AS and Kosmos AS in Norway and held various positions within accounting and information technology. In the period from 1987 to 1995, Ms. Sørensen was Manager of Accounting and IT for Skaugen PertroTrans Inc., in Houston, Texas. After returning to Norway she was employed by Ugland Nordic Shipping ASA and Teekay Norway AS as Vice President, Accounting. From October 2004 until her appointment as Chief Financial Officer, she served as our Treasurer and Controller.

Rolf Amundsen was appointed Chief Investor Relations Officer and Advisor to the Chairman by the Board of Directors on February 6, 2006 and prior to that time served as our Chief Financial Officer from June 2004. Mr. Admundsen has an M.B.A. in economics and business administration, and his entire career has been in international banking. Previously, Mr. Amundsen has served as the president of the financial analysts society in Norway. Mr. Amundsen served as the chief executive officer of a Nordic investment bank for many years, where he established a large operation for the syndication of international shipping investments.

Andreas Ove Ugland has been a director of the Company since February 1997. Mr. Ugland has also served as director and Chairman of Ugland International Holding plc, a shipping/transport company listed on the London Stock Exchange, Andreas Ugland & Sons AS, Grimstad, Norway, Høegh Ugland Autoliners AS, Oslo and Buld Associates Inc., Bermuda. Mr. Ugland has had his whole career in shipping in the Ugland family owned shipping group. Mr. Ugland is a shareholder and the Chairman of the Manager.

Andrew W. March has been a director of the Company since June 2005. Mr. March also currently serves in a management position with Vitol S.A., an international oil trader, involved in supply, logistics and transport and as a director for Imarex, an electronic trading platform for freight derivatives. From 1978 to 2004, Mr. March served in various positions with subsidiaries of BP p.l.c., an international oil major company. Most recently, from January 2001 to 2004, Mr. March was Commercial Director of BP Shipping Ltd., responsible for all aspects of the business including long term strategy. From 1986 to 2000, Mr. March was employed in various positions with BP Trading, serving as Global Product Trading Manager from 1999. Mr. March received his MBA from Liverpool University.

Sir David Gibbons has been a director of the Company since September 1995. Sir David served as the Premier of Bermuda from August 1977 to January 1982. Sir David has served as Chairman of The Bank of N.T. Butterfield and Son Limited from 1986 to 1997, Chairman of Colonial Insurance Co. Ltd. since 1986 and as Chief Executive Officer of Edmund Gibbons Ltd. since 1954. Sir David Gibbons is a member of our Audit Committee.

George C. Lodge has been a director of the Company since September 1995. Professor Lodge has been a member of the Harvard Business School faculty since 1963. He was named associate professor of business administration at Harvard in 1968 and received tenure in 1972.

Paul J. Hopkins has been a director of the Company since June 2005. Mr. Hopkins is also a Vice President and a director of Corridor Resources Inc., a Canadian publicly traded exploration and production company. From 1989 through 1993 he served with Lasmo as Project Manager during the start-up of the Cohasset/Panuke oilfield offshore Nova Scotia, the first offshore oil production in Canada. Earlier, Mr. Hopkins served as a consultant on frontier engineering and petroleum economic evaluations in the international oil industry. Mr. Hopkins was seconded to Chevron UK in 1978 to assist with the gas export system for the Ninian Field. From 1973, he was employed with Ranger Oil (UK) Limited, being involved in the drilling and production testing of oil wells in the North Sea. Through the end of 1972 he worked with Shell Canada as part of its offshore Exploration Group.

Torbjørn Gladsø has been a director of the Company since October 2003. Mr. Gladso is a partner in Saga Corporate Finance AS. He has extensive experience within investment banking since 1978. He has been the Chairman of the Board of the Norwegian Register of Securities and Vice Chairman of the Board of Directors of the Oslo Stock Exchange. Mr. Gladsø is Chairman of our Audit Committee.

Jan Erik Langangen is the Executive Vice President, Business Development and Legal, of the Manager. Mr. Langangen previously served as the Chief Financial Officer from 1979 to 1983, and as Chairman of the Board from 1987 to 1992, of Statoil, an oil and gas company that is controlled by the Norwegian government and that is the largest company in Norway. He also served as Chief Executive Officer of UNI Storebrand from 1985 to 1992. Mr. Langangen was also Chairman of the Board of the Norwegian Governmental Value Commission from 1998 to 2001. Mr. Langangen is a partner of Langangen & Helset, a Norwegian law firm, and previously was a partner of the law firm Langangen & Engesæth from 1996 to 2000 and of the law firm Thune & Co. from 1994 to 1996. Mr. Langangen received a Masters of Economics from The Norwegian School of Business Administration and his law degree from the University of Oslo.

Frithjof Bettum was appointed Vice President—Technical Operations & Chartering of the Manager on October 1, 2005. Mr. Bettum has a Mechanical Engineering degree from Vestfold University College. Mr. Bettum has 21 years of experience in the shipping and the offshore business. From 1984 to 1992, Mr. Bettum was employed by Allum Engineering AS in Sandefjord, Norway, where he served as project manager. At Allum Engineering AS Mr. Bettum worked on projects in the areas of engineering, the new building and conversion management of shuttle tankers, Floating Production, Storage and Offloading (FPSO), semi-submersible drilling units and the shore based manufacturer industry. From 1993 to 2001, Mr. Bettum was employed by Nordic American Shipping AS (which later became Ugland Nordic Shipping ASA) where he served as Vice President—Offshore. In 2004, Mr. Bettum joined Teekay Norway AS as Vice President Offshore where he was responsible for business development, the daily operations of the company and the conversion of shuttle tankers and offshore units.

Peter Bubenzer has been a director of our Manager since October 2005 and the Secretary of our Company since August 2006. He is the Group Managing Partner of Appleby Hunter Bailhache. He is also a member of the Telecommunications Technology and Intellectual Property Team within the Corporate and Commercial Practice Group. He practices a full range of corporate/commercial law, specializing in advising on mergers and acquisitions, restructurings, securities work including private offerings of debt or equity and public offerings of debt or equity of companies listed on the New York Stock Exchange, NASDAQ and the Bermuda Stock Exchange, and telecommunication work (advising on regulatory issues and on the structuring and operations of telecommunication companies). Mr. Bubenzer was educated in Bermuda and England. He studied law at Exeter University, England, graduating in 1978 with an LL.B. He joined Gray’s Inn and after passing his professional exams, was called to the Bar of England and Wales in 1979. After a pupilage in England, he was called to the Bermuda Bar in 1980. Mr. Bubenzer is the Honorary Consul for the Federal Republic of Germany in Bermuda and speaks German. Mr. Bubenzer is a member of the Bermuda Bar Association, the International Bar Association and an Associate Member of the American Bar Association.

Director Compensation

Our non-employee directors receive a fee at the annual rate of $45,000. We do not pay director fees to employee directors. We do, however, reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors. Directors may receive restricted shares or other grants under our 2004 Stock Incentive Plan described below. Board members are permitted to vote regarding their compensation.

Employment Agreements

We have an employment agreement with Herbjørn Hansson, our Chairman, President and Chief Executive Officer. Mr. Hansson does not receive any additional compensation for serving as a director or the Chairman of the Board. Pursuant to his employment agreement, Mr. Hansson is entitled to receive a base salary of $550,000 per year beginning in February 2006. The employment agreement may be terminated by us or Mr. Hansson upon six months’ written notice to the other party. If we terminate the employment agreement, Mr. Hansson has the right either to accept a lump sum payment equal to two times his annual salary or to contest the termination in a Norwegian court. During 2005, our executive officers received aggregate compensation of $517,000.

We have employment agreements with Turid M. Sørensen, our Chief Financial Officer, and Rolf Amundsen, our Chief Investor Relations Officer and Advisor to the Chairman. The employment agreement with Ms. Sørensen may be terminated by us or by Ms. Sørensen upon six months’ written notice to the other party. The employment agreement with Mr. Amundsen may be terminated by us or Mr. Amundsen upon three months’ written notice to the other party.

2004 Stock Incentive Plan

Under the terms of the Company’s 2004 Stock Incentive Plan, the directors, officers and certain key employees of the Company and the Manager will be eligible to receive awards which include incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and performance shares. A total of 400,000 common shares is reserved for issuance upon exercise of options, as restricted share grants or otherwise under the plan. Included under the 2004 Stock Incentive Plan are options to purchase common shares at an exercise price equal to $38.75, the offering price of the shares offered in the follow-on offering in November 2004, subject to annual downward adjustment if the payment of dividends in the related fiscal year exceed a 3% yield calculated based on the initial strike price. These options will vest in equal installments on each of the first four anniversaries of the grant date. In February 2005 and November 2005 the Company granted an aggregate of 320,000 options to purchase common shares. The closing price of our common shares as reported on the NYSE on the dates these options were granted was $48.95 per share related to the grant of 270,000 options in February 2005 at a strike price of $38.75 and $32.25 per share related to the grant of 50,000 options in November 2005 at a strike price of $35.70. On May 12, 2006, we granted an aggregate of 16,700 restricted common shares under the 2004 Stock Incentive Plan. The restricted common shares vest according to the following four-year vesting schedule: 25% of the shares vest on June 1, 2007 and an additional 25% of the shares vest on each one year anniversary date until the shares fully vest on June 1, 2010. Holders of restricted shares have the right to receive dividends and the right to vote the shares, subject to the restrictions contained in the 2004 Stock Incentive Plan.

RELATED PARTY TRANSACTIONS

As described under “Management—Directors and Senior Management of the Company and the Manager”, the Manager is owned by Messrs. Hansson and Ugland. Mr. Hansson is on the shareholders’ committee of DnB NOR Bank ASA, the agent and one of the lenders under the Credit Facility and an affiliate of an underwriter in this offering. Mr. Hansson is also the chairman of the shareholders’ committee of DnB NOR Finans AS, a subsidiary of DnB NOR Bank ASA. In addition, Mr. Langangen, Executive Vice President of the Manager, is a partner of Langangen & Helset, which provides legal services to us. Mr. Peter Bubenzer, our Corporate Secretary, is a director of our Manager and a partner of Appleby Hunter Bailhache, which also provides legal services to us. In addition, Appleby Corporate Services (Bermuda), which is owned by Appleby Hunter Bailhache, provides corporate administrative services to the Company.

TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax considerations relevant to us and to a United States Holder and Non-United States Holder (each defined below). This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which (such as dealers in securities, investors whose functional currency is not the United States dollar, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons liable for alternative minimum tax and persons who are investors in pass-through entities) may be subject to special rules. This discussion only applies to shareholders who acquire their shares in this offering and own common shares as a capital asset. Shareholders are encouraged to consult their own tax advisors with respect to the specific tax consequences to them of purchasing, holding or disposing of common shares.

United States Federal Income Tax Considerations

The following discussion of United States federal income tax matters is based on advice received by us from Seward & Kissel LLP, our United States counsel. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, current and proposed Treasury regulations promulgated thereunder and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Except as otherwise noted, this discussion is predicated on the assumption that we will not maintain an office or other fixed place of business within the United States.

United States Taxation of the Company

Taxation of Operating Income: In General

Unless exempt from United States taxation under Code section 883 as amended, a foreign corporation is subject to United States federal income taxation in the manner described below in respect of any income that is derived from the use of vessels, which we refer to as Shipping Income, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, or from the performance of services directly related to such use, to the extent that such Shipping Income is derived from sources within the United States, referred to as United States-source Shipping Income.

Shipping Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50 percent derived from sources within the United States. Shipping Income that is attributable to transportation that both begins and ends in the United States will be considered to be 100 percent derived from sources within the United States.

Shipping Income that is attributable to transportation exclusively between non-United States ports will be considered to be 100 percent derived from sources outside the United States. Shipping Income derived from sources outside the United States will not be subject to United States federal income tax.

Our vessels will be operated in various parts of the world and, in part, are expected to be involved in transportation of cargoes that begins or ends, but that does not both begin and end, in United States ports. Accordingly, it is not expected that we will engage in transportation that gives rise to 100 percent United States-source Shipping Income.

Exemption of Operating Income from United States Taxation

Pursuant to Code section 883, we will be exempt from United States taxation on our United States-source Shipping Income if (i) we are organized in a foreign country that grants an equivalent exemption from income taxation (an “equivalent exemption”) to corporations organized in the United States, which we refer to as the Country of Organization Requirement, and (ii) either (A) more than 50% of the value of our common shares is owned, directly or indirectly, by individuals who are “residents” of such country or of another foreign country that grants an equivalent exemption to corporations organized in the United States, which we refer to as the 50% Ownership Test, or (B) our common shares are “primarily and regularly traded on an established securities market” in such country, in another country that grants an equivalent exemption to United States corporations, or in the United States, which we refer to as the Publicly-Traded Test.

Bermuda, the country in which we are incorporated, grants an equivalent exemption to United States corporations. Therefore, we will satisfy the Country of Organization Requirement and will be exempt from United States federal income taxation with respect to our United States-source Shipping Income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

We should satisfy the Publicly-Traded Test. Under Treasury Regulations interpreting Code section 883, stock of a corporation is treated as “primarily and regularly traded on an established securities market” in any taxable year if (i) the stock is primarily traded on a national securities exchange such as the New York Stock Exchange (on which our common shares are traded) and the stock is regularly quoted by dealers making a market in such stock, and (ii) the corporation complies with certain record keeping and reporting requirements, unless, subject to certain exceptions, 50% or more of the stock is beneficially owned by persons each of whom owns (or is treated as owning under certain stock ownership attribution rules) 5% or more of the stock, which we refer to as 5% Shareholders, for more than half the days during the taxable year. We are not aware of any facts which would indicate that 50% or more of our common shares are actually or constructively owned by 5% Shareholders, although there can be no assurance that subsequent changes in the ownership of our common shares will not result in 50% or more of our common shares being so owned at any time in the future. Accordingly, we expect that our common shares will be considered to be “primarily and regularly traded on an established securities market” and that we will, therefore, qualify for the Code section 883 exemption. However, because of the factual nature of the issues relating to this determination, no assurance can be given that we will qualify for the tax exemption in any year. If 5% Shareholders owned 50% or more of our common shares, then we would have to satisfy certain requirements regarding the identity and residence of our 5% shareholders. These requirements are onerous and there is no assurance that we could satisfy them.

United States Taxation of Gain on Sale of Vessels

Except as discussed below, regardless of whether we qualify for exemption under Code section 883, we will not be subject to United States taxation with respect to gain realized on sale of a vessel, provided that the sale is considered to occur outside of the United States under United States tax principles. In general, a sale of a vessel will be considered to occur outside the United States for this purpose if title to the vessel and risk of loss with respect to the vessel pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

Four Percent Gross Basis Tax Regime

To the extent the benefits of Code section 883 are unavailable with respect to any item of United States source Shipping Income, such Shipping Income that is considered not to be “effectively connected” with the conduct of a trade or business in the United States as discussed below, would be subject to a 4 percent tax imposed by Code section 887 on a gross basis, without benefit of deductions. Since under the sourcing rules described above, no more than 50 percent of our Shipping Income would be derived from United States sources, the maximum effective rate of United States federal income tax on our gross Shipping Income would never exceed 2 percent.

Net Basis and Branch Profits Tax Regime

In the event we were considered to maintain an office or fixed place of business within the United States involved in the earning of shipping income and other requirements were satisfied, we could become subject to net-basis United States federal corporate income tax on our annual taxable income (i.e., gross income less allowable deduction), which currently is imposed at graduated rates of up to a maximum of 35% and to 30% “branch profits tax” with respect to any United States-source Shipping Income and gain not in excess of the

“depreciation adjustments,” as defined in Code section 865, on the sale of a vessel that produced such “effectively connected” income. However, we do not expect to be subject to either of these taxes because we do not expect to have an office or other fixed place of business within the United States.

United States Taxation of United States Shareholders

As used herein, the term “United States Holder” means, for United States federal income tax purposes, a beneficial owner of common shares that purchases shares in this offering and is (A) an individual citizen or resident of the United States, (B) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or of any state or the District of Columbia, (C) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (D) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds the common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If the United States Holder is a partner in a partnership holding the common shares, such holder is urged to consult his tax advisors.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common shares on a dollar for dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive income” (or “passive category income” for taxable years beginning after December 31, 2006) or, in the case of certain types of United States Holders, “financial services income,” (which will be treated as “general category income” for taxable years beginning after December 31, 2006) for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

For taxable years beginning after 2005, dividends paid on our common shares to a United States Holder who is an individual, trust or estate (a “United States Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such United States Individual Holders at preferential tax rates (through 2010) provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common shares are traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year; (3) the United States Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend, and (4) the United States Individual Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related positions. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a United States Individual Holder. Any dividends paid by the company which are not eligible for these preferential rates will be taxed as ordinary income to a United States Individual Holder. In 2005, legislation was introduced in the U.S. Senate which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of enactment. This legislation was referred to the Senate Finance Committee and no further action has been taken with respect to it.

For taxable years through 2004, we were a passive foreign investment company, or PFIC. Therefore, the dividends paid by us through 2005 were not treated as “qualified dividend income” but rather were taxed as ordinary income to a United States Individual Holder.

If we pay an “extraordinary dividend” on our common shares (generally, a dividend in an amount which is equal to or in excess of ten percent of a shareholder’s adjusted basis (or fair market value in certain circumstances)) in the shareholder’s common shares that is treated as “qualified dividend income,” then any loss derived by a United States Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for taxable years after 2004, a United States Holder who purchases shares in this offering generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Considerations

Special United States federal income tax rules apply to a United States Holder that holds shares in a foreign corporation classified as a PFIC for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held our common shares, either

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s shares. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

For taxable years through 2004, we were a PFIC. However, based on our current operations and future projections, we do not believe that we have been, or will become, a PFIC with respect to our taxable years after 2004. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year which included a United States Holder’s holding period in our common shares, then such United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

Pass-Through of Ordinary Earnings and Net Capital Gain. A United States Holder who makes, or who has made, a timely QEF election with respect to its common shares, or an Electing Holder, must report for United States federal income tax purposes his pro rata share of our “ordinary earnings” (i.e., the net operating income determined under United States federal income tax principles) and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder. Our “net capital gain” is any excess of any of our net long term capital gains over our net short term capital losses and is reported by the Electing Holder as long term capital gain. Our net operating losses or net capital losses will not pass through to the Electing Holder and will not offset our ordinary earnings or net capital gain reportable to Electing Holders in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, if any, recognized by the Electing Holder on the sale of his common shares).

For purposes of calculating our ordinary earnings, the cost of each vessel is being depreciated on a straight-line basis over 18 years. Any gain on the sale of a vessel will be treated as ordinary income, rather than capital gain, to the extent of such depreciation deductions with respect to such vessel.

In general, an Electing Holder is not taxed twice on its share of our income. Thus, distributions received from us by an Electing Holder are excluded from the Electing Holder’s gross income to the extent of the Electing Holder’s prior inclusions of our ordinary earnings and net capital gain. The Electing Holder’s basis in its shares will be increased by any amount included in the Electing Holder’s income under the QEF rules with respect to such holder. Distributions received by an Electing Holder, which are not includible in income because they have been previously taxed under the QEF rules, will decrease the Electing Holder’s tax basis in the common shares. Distributions, if any, in excess of such basis will be treated as capital gain (which gain will be treated as long term capital gain if the Electing Holder held its common shares for more than one year at the time of distribution).

Disposition of Common Shares. An Electing Holder will recognize capital gain or loss on the sale or, exchange of common shares in an amount equal to the difference between the amount realized by the Electing Holder from such sale or exchange and the Electing Holder’s tax basis in the common shares. Such gain or loss will be treated as long term capital gain or loss if the Electing Holder’s holding period in the common shares at the time of the sale or exchange is more than one year. A United States Holder’s ability to deduct capital losses may be limited.

Making a QEF Election. A United States Holder makes a QEF election for a taxable year by completing and filing IRS Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, in accordance with the instructions thereto. If we were aware that we were to be treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above.

Taxation of United States Holders Making a Timely Mark-to-Market Election

Mark-to-Market Regime. A United States Holder who does not make a QEF election may make a mark-to-market election under Code section 1296, provided that the common shares are regularly traded on a “qualified exchange.” A “qualified exchange” includes a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The New York Stock Exchange, on which the common shares are traded, is a “qualified exchange” for United States federal income tax purposes. A United States Holder who makes, or who has made, a timely mark-to-market election with respect to the common shares must include annually in the United States Holder’s income, as ordinary income, any excess of the fair market value of the common shares at the close of the taxable year over the United States Holder’s then adjusted basis in the common shares. The excess, if any, of the United States Holder’s adjusted basis at the close of the taxable year over the fair then market value of the common shares is deductible in an amount equal to the lesser of the amount of the excess or the net mark-to-market gains on the common shares that the United States Holder included in income in previous years.

Disposition of Common Shares. A United States Holder who makes a timely mark-to-market election will recognize ordinary income or loss on a sale, exchange or other disposition of the common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in the common shares, provided, however, that any ordinary loss on the sale, exchange or other disposition may not exceed the net mark-to-market gains on the common shares that the United States Holder included in income in previous years. The amount of any loss in excess of such net mark-to market gains is treated as capital loss.

Making the Mark-to-Market Election. A United States Holder makes a mark-to-market election for a taxable year by completing and filing IRS Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, in accordance with the instructions thereto.

Taxation of United States Holders Not Making a Timely QEF Election or a Timely Mark-to-Market Election

A United States Holder who does not make a timely QEF election or a timely mark-to-market election, which we refer to as a Non-Electing Holder, will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition of common shares. Under these rules, (i) the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s holding period for the common shares; (ii) the amount allocated to the current taxable year would be taxed as ordinary income; and (iii) the amount allocated to each of the prior taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. If a Non-Electing Holder dies while owning common shares, the Non-Electing Holder’s successor would be ineligible to receive a step-up in tax basis of those common shares.

Distributions received by a Non-Electing Holder that are not “excess distributions” will be includible in the gross income of the Non-Electing Holder as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax purposes. Such dividends will not be eligible to be treated as “qualified dividend income” eligible for preferential tax rates. Distributions in excess of our current or accumulated earnings and profits will be treated first as a return of the United States Holder’s tax basis in the common shares (thereby increasing the amount of any gain or decreasing the amount of any loss realized on the subsequent sale or disposition of such common shares) and thereafter as capital gain.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common shares (other than a partnership) that is not a United States Holder is referred to herein as a “Non-United States Holder.”

Dividends on Common Shares

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States

Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions of an Underwriting Agreement, dated October 5, 2006, the underwriters named below, acting through their representatives, Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated, have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of shares of common shares set forth below opposite their respective names.

Underwriters	Number of Shares
Bear, Stearns & Co. Inc.	1,800,000
Morgan Stanley & Co. Incorporated	1,800,000
DnB NOR Markets, Inc.	600,000
Dahlman Rose & Company, LLC	600,000
Scotia Capital (USA) Inc.	200,000

5,000,000

The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the common shares offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the common shares offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

The representatives have advised us that the underwriters propose to offer common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.06 per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The common shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have granted to the underwriters an option, exercisable within 30 days after the date of the prospectus supplement, to purchase from time to time up to an aggregate of 750,000 common shares to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the 750,000 additional shares, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$32.00	$160,000,000	$184,000,000
Underwriting discounts and commissions payable by us	1.76	8,800,000	10,120,000
Proceeds, before expenses, to us	30.24	151,200,000	173,880,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $750,000. One of our directors may receive an allocation of shares in this offering not to exceed 30,000 shares.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each of our officers and directors and the employees of the Manager listed under “Management” have agreed, subject to specified exceptions, not to:

•	offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any common shares or any options or warrants to purchase any common shares, or any securities convertible into or exchangeable for common shares owned as of the date of this prospectus supplement or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares (regardless of whether any of these transactions are to be settled by the delivery of common shares, or such other securities, in cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated. This restriction terminates after the close of trading of the shares of common shares on and including the 90 days after the date of this prospectus supplement. However, if (a) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the foregoing 90-day period and ends on the last day of the foregoing 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 90-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, these “lock-up” restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs, unless Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated waive the extension of such restrictions. Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period referred to above we will not, without the prior written consent of Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any common shares, any options or warrants to purchase any common shares or any securities convertible into, exercisable for or exchangeable for common shares other than our sale of shares in this offering, the issuance of our common shares upon the exercise of outstanding options or warrants, and the issuance of options or common shares under existing stock option and incentive plans.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Our common shares are traded on the New York Stock Exchange under the symbol “NAT.”

A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A “syndicate covering transaction” is the bid for or purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A “penalty bid” is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common shares originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Bear, Stearns & Co. Inc. (383 Madison Avenue, New York, New York), Morgan Stanley & Co. Incorporated (1585 Broadway, New York, New York), DnB NOR Markets, Inc. (200 Park Avenue, New York, New York), Dahlman Rose & Company, LLC (320 Park Avenue, New York, New York) Scotia Capital (USA) Inc. (165 Broadway, New York, New York) and other underwriters from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. DnB NOR Bank ASA, an affiliate of DnB NOR Markets, Inc., is the agent and a lender under the Credit Facility and Scotiabank Europe PLC, an affiliate of Scotia Capital (USA) Inc., is a lender under the Credit Facility, which we intend to repay with the net proceeds of this offering. This offering is being conducted pursuant to Conduct Rule 2710(h) of the National Association of Securities Dealers, Inc.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Printing and engraving expenses	$200,000
Legal fees and expenses	$175,000
NYSE Listing Fee	$50,000
Accounting fees and expenses	$75,000
Transfer agent and registrar	—
Miscellaneous	$250,000

Total	$750,000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by Appleby Hunter Bailhache with respect to matters of Bermuda law. Certain other matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and the documents that we file in the future with the SEC on Form 20-F, Form 40-F, Form 10-K, Form 10-Q and Form 8-K pursuant to the Securities Exchange Act until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the SEC unless such documents state that they are incorporated by reference into this prospectus.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed with the SEC on June 30, 2006, as amended by our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 filed with the SEC on July 19, 2006.

•	Our Report on Form 6-K containing our financial results for the six months ended June 30, 2006, filed with the SEC on September 25, 2006.

•	Any future filing we will make that states that it is incorporated into this prospectus.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Corporate Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and special reports within the SEC. You may read and copy any document that we file at the public reference facilities maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. All reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the tanker shipping industry and in this prospectus supplement.

Aframax tanker. Tanker ranging in size from 80,000 dwt to 120,000 dwt.

Ballast. A substance, usually water, used to improve the stability and control the draft of a ship.

Bareboat charter. Charter of a vessel under which the shipowner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the operating and voyage costs of the vessel and for the management of the vessel, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel oil used to power the engines of a vessel.

Charter. The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The company that hires a vessel.

Charterhire. A sum of money paid to the shipowner by a charterer under a charter for the use of a vessel.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel and the international conventions of which that country is a member. A vessel that receives its certification from time to time is referred to as being “in-class.”

Double-bottom. Hull construction design in which a vessel has watertight protective spaces that do not carry any oil and which separate the bottom of tanks that hold any oil within the cargo tank length from the outer skin of the vessel.

Double hull. Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually several feet in width.

Double side. Hull construction design in which a vessel has watertight protective spaces that do not carry any oil and which separate the sides of tanks that hold any oil within the cargo tank length from the outer skin of the vessel.

Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line.

Dwt. Deadweight ton. A unit of a vessel’s capacity, for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms.

Gross ton. Unit of 100 cubic feet or 2.831 cubic meters.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Newbuilding. A new vessel under construction or just completed.

OBO carrier. Oil/bulk/ore carrier. A vessel that is designed to carry either oil or dry bulk cargoes, such as ores and minerals, coal, grain forest products and iron/steel products.

Off hire. The period a vessel is unable to perform the services for which it is immediately required under a charter. Off hire periods include days spent on repairs, drydocking and surveys, whether or not scheduled.

OPA. The United States Oil Pollution Act of 1990.

Operating Costs. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. For a time charter or a voyage charter, the shipowner pays operating costs. For a bareboat charter, the charterer pays operating costs.

Panamax tanker. A tanker in the region of 50,000 to 80,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Panama Canal.

Petroleum products. Refined crude oil products, such as fuel oils, gasoline and jet fuel.

Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection against large financial loss to one member by contribution towards that loss by all members.

Scrapping. The disposal of old vessel tonnage by way of sale as scrap metal.

Single hull. Hull construction design in which a vessel has only one hull.

Spot Charter. Usually a voyage charter. Sometimes a one-trip time charter.

Spot market. The market for immediate chartering a vessel, usually for single voyages.

Suezmax tanker. Tanker ranging in size from 120,000 dwt to 200,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Suez Canal.

Tanker. Ship designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals and liquid gas.

Time charter. Charter under which the shipowner is paid charterhire on a per day basis for a certain period of time. The shipowner is responsible for providing the crew and paying operating costs while the charterer is responsible for paying the voyage costs. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as off-hire.

Time charter equivalent. A measure of the average daily revenue performance of a vessel on a per voyage basis determined by dividing net voyage revenues by voyage days for the applicable time period. For bareboat charters, operating costs are added to revenues attributable to such charters.

ULCC. Ultra large crude carrier. Tanker that is 320,000 dwt or greater in size.

VLCC. Very large crude carrier. Tanker ranging in size from 200,000 to 320,000 dwt.

Voyage charter. Charter under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both operating costs and voyage costs. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage costs. Bunker costs, port charges and canal dues (or tolls) incurred during the course of a voyage.

Voyage revenues. Revenues generated from voyage charters and time charters.

PROSPECTUS

Nordic American Tanker Shipping Limited

Through this prospectus, we may periodically offer:

(1)	our common shares;

(2)	our preferred shares; and

(3)	our debt securities.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2006

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares and debt securities described in this prospectus from time-to-time in the future in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information”.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange (“NYSE”) is deemed to be an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission to, subject to the common shares in the Company being listed on an appointed stock exchange, issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

In this prospectus, “we,” “us” and “our” all refer to Nordic American Tanker Shipping Limited.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

We use the term deadweight tonne, or dwt, in describing the size of tanker vessels. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the maximum weight of cargo and supplies that a tanker can carry.

Our Company

We are an international tanker company that owns nine modern double-hull Suezmax tankers averaging approximately 150,000 dwt each. We have agreed to acquire three additional modern double-hull Suezmax tankers from an unrelated third party for an aggregate purchase price of approximately $245.9 million. We are also pursuing the acquisition of additional vessels to further expand the Company.

We were formed in June 1995 for the purpose of acquiring and chartering three Suezmax tankers that were built in 1997. These three vessels were bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. We have continued our relationship with BP Shipping by time chartering to it two of our original vessels at spot market related rates for three-year terms. We have bareboat chartered the third of our original three vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. through November 2009, at a fixed rate of charterhire, subject to two one-year extensions at Gulf Navigation’s option. We acquired our fourth vessel in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005 and our ninth vessel in April 2006. We are currently operating eight of our vessels in the spot market or on spot market related time charters while the ninth vessel is on a long-term fixed rate charter.

We expect to take delivery of three additional vessels no later than November 2006. We plan to deploy these vessels in the spot market or on spot market related time charters in the near term. We believe that the acquisition of these three vessels, which increases our fleet to 12 Suezmax tankers, together with the acquisition of additional vessels financed with a portion of the net proceeds of this offering and borrowings under our Credit Facility (defined below) will enable us to pay a higher dividend per share than we otherwise would have been able to pay with a nine-vessel fleet.

Our Fleet

Our fleet, including the three additional vessels which we have agreed to acquire, consists of 12 modern double-hull Suezmax tankers. The following chart provides information regarding each vessel, including its employment status as of September 25, 2006.

Vessel	Yard	Year Built	Dwt	Employment Status (Expiration Date)	Flag
Gulf Scandic	Samsung	1997	151,459	Bareboat (Nov. 2009)	Isle of Man
Nordic Hawk	Samsung	1997	151,459	TC/spot(1) (Oct. 2007)	Bahamas
Nordic Hunter	Samsung	1997	151,459	TC/spot(1) (Sept. 2007)	Bahamas
Nordic Voyager	Dalian New	1997	149,591	Spot	Norway
Nordic Freedom	Daewoo	2005	159,500	Spot (Mar. 2007)	Bahamas
Nordic Fighter	Hyundai	1998	153,181	Spot	Norway
Nordic Discovery	Hyundai	1998	153,181	Spot	Norway
Nordic Saturn	Daewoo	1998	157,332	Spot	Marshall Islands
Nordic Jupiter	Daewoo	1998	157,332	Spot	Marshall Islands
Nordic Cosmos(2)	Samsung	2003	149,997	Spot or spot related terms	Marshall Islands
Nordic Apollo(2)	Samsung	2003	149,997	Spot or spot related terms	Marshall Islands
Nordic Moon(2)	Samsung	2002	149,997	Spot or spot related terms	Marshall Islands

(1)	TC/Spot = Time Charter on spot market related terms.
(2)	We expect to take delivery of these three vessels no later than November 2006.

Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number is (441) 292-7202. Our website is www.nat.bm. Pursuant to our management agreement with Scandic American Shipping Ltd., or the Manager, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels. We expect the Manager to outsource the technical operation of our vessels to one or more well known and high quality technical managers.

The Securities We May Offer

We may use this prospectus to offer:

•	common shares;

•	preferred shares; and

•	debt securities.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

We are engaged primarily in transporting crude oil and oil products. The following summarizes some of the risks that may materially affect our business, financial condition or results of operations.

INDUSTRY SPECIFIC RISK FACTORS

The cyclical nature of the tanker industry may lead to volatile changes in charter rates and vessel values which may adversely affect our earnings.

If the tanker market, which has been cyclical, is depressed in the future, our earnings and available cash flow may decrease. Our ability to recharter our vessels or to sell them on the expiration or termination of their charters and the charter rates payable under our two spot market related time charters, the spot charters we expect to enter into, or any renewal or replacement charters, will depend on, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	demand for oil and oil products,

•	supply of oil and oil products,

•	regional availability of refining capacity,

•	global and regional economic conditions,

•	the distance oil and oil products are to be moved by sea, and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries,

•	the scrapping rate of older vessels,

•	conversion of tankers to other uses,

•	the number of vessels that are out of service, and

•	environmental concerns and regulations.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. Changes in demand for transportation of oil over longer distances and supply of tankers to carry that oil may materially affect our revenues, profitability and cash flows. We currently operate eight vessels in the spot market or on spot market related time charters. We plan to operate the three vessels which we have agreed to acquire and that we expect to be delivered to us by November 2006 in the spot market or on spot market-related charters. We cannot assure you that we will receive any minimum level of charterhire for the vessels operated in the spot market or on spot market related time charters.

We will be dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings and our ability to pay dividends.

We have a fleet of 12 vessels, including the three additional vessels we have agreed to acquire. Of those 12 vessels, one is on a long term fixed-rate charter, while the other 11 are expected to be operated in the spot market or on time charters with spot market related rates. Therefore we are highly dependent on spot market charter rates.

We may enter into spot charters for any additional vessels that we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. We cannot assure you that future spot charters will be available at rates sufficient to enable our vessels trading in the spot market to operate profitably and to pay dividends.

Normally, tanker markets are stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Seasonal variations in tanker demand and, as a result, in charter rates will affect any spot market related rates that we may receive.

Compliance with safety, environmental and other governmental and other requirements may adversely affect our business.

The shipping industry is affected by numerous regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such tankers operate, as well as in the country or countries in which such tankers are registered. These regulations include the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002, each of which imposes environmental, technical, safety, operational or financial requirements on us. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. Regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and may limit our ability to operate our business or require significant capital expenditures be incurred on our vessels to keep them in compliance.

The value of our vessels may fluctuate and could result in a lower price of our common shares.

Tanker values have generally experienced high volatility. You should expect the market value of our oil tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels, thereby adversely impacting our liquidity, or result in a breach of our loan covenants, which could result in defaults under the Credit Facility. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. Any such reduction could result in a lower share price.

Shipping is an inherently risky business involving global operations and our vessels are exposed to international risks which could reduce revenue or increase expenses.

Shipping companies conduct global operations. Our vessels are at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping lanes and result in market disruptions.

Terrorist attacks, such as the attacks in the United States on September 11, 2001, and other acts of violence or war may affect the financial markets and our business, results of operations and financial condition.

Terrorist attacks such as the attacks in the United States on September 11, 2001 and the United States’ continuing response to these attacks, the attacks in London on July 7, 2005, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflict in Iraq may lead to additional acts of terrorism, armed conflict and civil disturbance around the world, which may contribute to further instability including in the oil markets. Terrorist attacks, such as the attack on the M T. Limburg in Yemen in October 2002, may also negatively affect our trade patterns or other operations and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off-hire period.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Although we, as owner, would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

COMPANY SPECIFIC RISK FACTORS

We cannot guarantee that we will continue to make cash distributions.

We have made cash distributions quarterly since October 1997. It is possible that our revenues could be reduced as a result of decreases in charter rates or that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. The Credit Facility prohibits the declaration and payment of dividends if we are in default under it. In addition, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors and compliance with Bermuda law, and may be dependent upon the adoption at the annual meeting of shareholders of a resolution effectuating a reduction in our share premium in an amount equal to the estimated amount of dividends to be paid in the next succeeding year. We cannot assure you that we will pay dividends at rates previously paid or at all.

We may not be able to grow or to effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions,

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures

•	integrate any acquired tankers or businesses successfully with our existing operations,

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet,

•	identify additional new markets,

•	improve our operating, financial and accounting systems and controls, and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. In addition, in November 2004, we transitioned from a bareboat charter company to an operating company. We may incur unanticipated expenses as an operating company. The number of employees of the Manager that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to require the Manager to hire more employees or adequately improve those systems.

Investor confidence and the market price of our common stock may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

We have incurred and will continue to incur expenses associated with compliance with the Sarbanes-Oxley Act of 2002. Section 404 of that Act requires public companies include in annual reports a report containing management’s assessment of the effectiveness of the Company’s internal control over financial reporting and a related attestation of the Company’s independent auditors. This requirement will first apply to us with respect to the fiscal year ending December 31, 2006. We have begun a comprehensive effort in preparation for compliance with Section 404 including the documentation, testing and review of our internal controls under the direction of our management. We cannot be certain at this time that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements when they become applicable to us. If our independent auditor is unable to provide us with an unqualified attestation report on a timely basis as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower dividends per share. If we are unable to execute the points noted above, our financial condition and dividend rates may be adversely affected.

We are dependent on the Manager and there may be conflicts of interest arising from the relationship between our Chairman and the Manager.

Our success depends to a significant extent upon the abilities and efforts of the Manager and our management team. Our success will depend upon our and the Manager’s ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Herbjørn Hansson, our Chairman, President and Chief Executive Officer, is also the majority owner of the Manager. In addition, one of our directors is also an owner of the Manager. The Manager may engage in business activities other than with respect to the Company. The fiduciary duty of a director may compete with or be different from the interests of the Manager and may create conflicts of interest in relation to that director’s duties to the Company.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. We may not be able to use the services of one or more of our key employees in Bermuda if we are not able to obtain work permits for them, which could have a material adverse effect on our business.

An increase in operating costs could adversely affect our cash flow and financial condition.

Under the original bareboat charters to BP Shipping, BP Shipping was responsible for our vessels’ operating and voyage costs. Under the time and spot charters of eight of our vessels, we are responsible for many of such costs. Our vessel operating expenses include the costs of crew, fuel (for spot chartered vessels), provisions, deck and engine stores, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to fuel, insurance and enhanced security measures implemented after September 11, 2001, have been increasing. The price of fuel is near historical high levels and may increase in the future. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these costs would decrease earnings and dividends per share.

Our vessels operate in the highly competitive international tanker market.

The operation of tanker vessels and transportation of crude and petroleum products and the other businesses in which we operate are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Purchasing and operating secondhand vessels may result in increased operating costs which could adversely affect our earnings and as our fleet ages, the risks associated with older vessels could adversely affect our operations.

Our current business strategy includes additional growth through the acquisition of new and secondhand vessels. The ninth vessel that we took delivery of in early April 2006 is secondhand. Further, we have agreed to acquire three secondhand modern double-hull Suezmax tankers, which we expect to take delivery of by November 2006. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that as our vessels age market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Servicing debt which we may incur in the future would limit funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under the Credit Facility would require us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments would limit funds available for working capital, capital expenditures and other purposes, including making distributions to shareholders and further equity or debt financing in the future. Amounts borrowed under the Credit Facility bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. In addition, our current policy is not to accumulate cash, but rather to distribute our available cash to shareholders. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital,

•	refinancing or restructuring our debt,

•	selling tankers or other assets, or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the Credit Facility, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral securing that debt, which constitutes our entire fleet and substantially all of our assets.

Our Credit Facility contains restrictive covenants which may limit our liquidity and corporate activities.

The Credit Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under the Credit Facility or if there is another default under the Credit Facility,

•	incur additional indebtedness, including the issuance of guarantees,

•	create liens on our assets,

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel,

•	sell our vessels,

•	merge or consolidate with, or transfer all or substantially all our assets to, another person, and

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

Shipping is an inherently risky business and our insurance may not be adequate to cover all our losses.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We cannot assure investors that our insurance will protect us against all risks. We may not be able to maintain adequate insurance coverage at reasonable rates for our fleet in the future and the insurers may not pay particular claims. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our financial condition. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

The charterers of our vessels pay us in U.S. dollars. While we incur most of our expenses in U.S. dollars, we have in the past incurred expenses in other currencies, most notably the Norwegian Kroner. Declines in the value of the U.S. dollar relative to the Norwegian Kroner, or the other currencies in which we incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be characterized as U.S. source shipping income and such income will be subject to a 4% United States federal income tax unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by certain non-United States corporations. We believe that we currently qualify for this statutory tax exemption and we will take this position for U.S. tax return reporting purposes. However, there are several risks that could cause us to become taxed on our U.S. source shipping income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we would be subject for any such year to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We may become subject to taxes in Bermuda after 2016.

We have received a standard assurance from the Bermuda Minister of Finance, under Bermuda’s Exempted Undertakings Tax Protection Act 1966, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. Consequently, if our Bermuda tax exemption is not extended past March 28, 2016, we may be subject to any Bermuda tax after that date.

Given the limited duration of the Minister of Finance’s assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our financial condition and results of operations.

If U.S. tax authorities were to treat us as a “passive foreign investment company,” that could have adverse consequences on U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company” for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” Those holders of stock in a passive foreign investment company who are citizens or residents of the United States or domestic entities would alternatively be subject to a special adverse U.S. Federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company. In particular, dividends paid by us would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of noncorporate U.S. shareholders.

Based on our current and expected future operations, we believe that we were not a passive foreign investment company with respect to the taxable year 2005 and do not expect to become one in 2006 or thereafter. As a result, noncorporate U.S. shareholders should be eligible to treat dividends paid by us in 2006 and thereafter as “qualified dividend income” which is subject to preferential tax rates (through 2010). Since we expect to derive more than 25% of our income each year from our time chartering and voyage chartering activities, we believe that such income will be treated for relevant U.S. Federal income tax purposes as services income, rather than rental income. Correspondingly, such income should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income (which should constitute more than 50% of our assets each year), in particular our vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company in any taxable year. However, no assurances can be given that the Internal Revenue Service will accept this position or that we would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of our operations.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “except,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires, failure on the part of a seller to complete a sale to us and other important factors described from time to time in the reports we file with the Securities and Exchange Commission. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years (1).

	June 30, 2006	FISCAL YEAR
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	12.9	14.4	21.7	16.6	6.0	12.0
Ratio of earnings to combined fixed charges and preferred stock dividends(1) (2)	12.9	14.4	21.7	16.6	6.0	12.0

(1)	For purposes of the computing the consolidated ratio or earnings to fixed charges, earnings consist of net income plus interest expensed and amortization and write-off of capitalized expenses related to indebtedness. Fixed charges consist of interest expensed and capitalized and amortization and write-offs of capitalized expenses related to indebtedness.
(2)	We have not issued any preferred stock as of the date of this prospectus.

CAPITALIZATION

A prospectus supplement will include information on the Company’s consolidated capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this Registration Statement through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent they are contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 51,200,000 common shares having a par value of $0.01 per share, of which 21,046,400 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

In May 2006, we issued a total of 16,700 restricted common shares under our 2004 Stock Incentive Plan.

In March 2006, we issued an additional 4,297,500 common shares in a follow-on public offering at a price of $28.50 per share, including 547,500 shares that were issued pursuant to the underwriters’ exercise of their over-allotment option. The net proceeds of the offering, after deducting underwriting discounts and expenses, were approximately $115.2 million. We used the net proceeds of the offering to repay indebtedness under the Credit Facility. We then borrowed approximately $62.1 million under the Credit Facility to finance the balance of the purchase price of our ninth vessel which was delivered to us in April 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 87,704 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 21,029,700 common shares issued and outstanding.

In October 2005, we implemented a Dividend Reinvestment and Direct Stock Purchase Plan under which up to 1,664,450 common shares may be purchased by existing shareholders or new investors. Pursuant to a management agreement, or the Management Agreement, with Scandic American Shipping Ltd., or our Manager, up to 33,968 common shares may be issued to the Manager in connection with our Dividend Reinvestment and Direct Stock Purchase Plan.

In March 2005, we issued an additional 3,500,000 common shares in a follow-on public offering at a price of $49.50 per share. A portion of the approximately $162.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fifth and sixth vessels, which we acquired in March 2005, and to repay all amounts then outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 76,658 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 16,644,496 common shares issued and outstanding.

In November 2004, we issued 3,105,000 common shares in a follow-on public offering at a price of $38.75 per share. A portion of the approximately $112.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fourth vessel, which we acquired in November 2004, and to repay all amounts outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 62,100 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of that follow-on offering, we had a total of 13,067,838 common shares issued and outstanding.

Our Memorandum of Association and Bye-laws

The purposes and powers of the Company are set forth in Items 6 and 7 of our Memorandum of Association and in paragraphs (b) to (n) and (p) to (u) of the Second Schedule of the Bermuda Companies Act of 1981 (the “Companies Act”) which is attached as an exhibit to our Memorandum of Association. These purposes include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our board of directors shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. Our board of directors may call special meetings at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special meetings of shareholders.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. Our bye-laws provide our board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued and outstanding shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Memorandum of Association and our bye-laws may be amended upon the consent of not less than two-thirds of the issued and outstanding common shares.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our board of directors may, from time to time, declare and pay dividends out of contributed surplus. Each common share is entitled to dividends if and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Our bye-laws permit the Company to refuse to register the transfer of any common shares if the effect of that transfer would result in 50% or more of our aggregated issued share capital, or 50% or more of the outstanding voting power being held by persons who are resident for tax purposes in Norway or the United Kingdom.

Our bye-laws permit the Company to increase its capital, from time to time, with the consent of not less than two-thirds of the outstanding voting power of the Company’s issued and outstanding common shares.

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Subject to shareholder approval, the board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The material terms of any series of senior or subordinated debt securities that we offer through a prospectus supplement will be described in that prospectus supplement. You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor), if any, having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$ *
Blue Sky fees and expenses	$ *
Printing and engraving expenses	$ *
Legal fees and expenses	$ *
NYSE Supplemental Listing Fee	$ *
Rating agency fees	$ *
Accounting fees and expenses	$ *
Indenture Trustee fees and expenses	$ *
Transfer agent and registrar	$ *
Miscellaneous	$ *

Total	$ *

*	To be provided by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby Hunter Bailhache with respect to matters of Bermuda law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the SEC on June 30, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference the report of our financial results for the six months ended June 30, 2006 filed with the SEC on September 25, 2006, which contains unaudited consolidated financial statements for the most recent quarter for which those statements have been filed. Additionally, we incorporate by reference any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Herbjørn Hansson

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and accompanying prospectus is current only as of this date.

5,000,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

October 5, 2006

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